                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                        AMERICAN RETIREMENT CORPORATION,

                           PIONEER MERGER CORPORATION,

                                       AND

                         ASSISTED LIVING CONCEPTS, INC.

                          DATED AS OF NOVEMBER 18, 1998

                                TABLE OF CONTENTS


ARTICLE I.THE MERGER..............................................................................................2
         1.1      The Merger......................................................................................2
         1.2      Closing.........................................................................................2
         1.3      Effective Time..................................................................................2
         1.4      Effect of Merger................................................................................2
         1.5      Directors and Officers..........................................................................3

ARTICLE II.CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.....................................................3
         2.1      Exchange and Conversion of Merger Sub Shares....................................................3
         2.2      Exchange and Conversion of ALC Shares...........................................................3
         2.3      Exchange of ALC Common Stock Certificates.......................................................3
         2.4      Exchange Agent..................................................................................5
         2.5      ALC Stock Options, Convertible Debentures, and Restricted Stock.................................6
         2.6      Fractional Shares...............................................................................6
         2.7      Transfer of Shares of ALC Common Stock After the Effective Time.................................6

ARTICLE III.REPRESENTATIONS AND WARRANTIES OF RETIREMENT AND MERGER SUB...........................................6
         3.1      Corporate Organization..........................................................................6
         3.2      Capitalization..................................................................................7
         3.3      Options or Other Rights.........................................................................8
         3.4      Authority Relative to this Agreement............................................................8
         3.5      Retirement Common Stock.........................................................................9
         3.6      No Violation....................................................................................9
         3.7      Compliance with Laws...........................................................................10
         3.8      Litigation.....................................................................................11
         3.9      Financial Statements and Reports...............................................................12
         3.10     Absence of Certain Changes or Events...........................................................12
         3.11     Employee Benefit Plans and Employment Matters..................................................13
         3.12     Labor Matters..................................................................................15
         3.13     Insurance......................................................................................15
         3.14     Environmental Matters. ........................................................................15
         3.15     Tax Matters....................................................................................15
         3.16     Intellectual Property..........................................................................16
         3.17     Related Party Transactions.....................................................................16
         3.18     No Undisclosed Material Liabilities............................................................17
         3.19     No Default.....................................................................................17

         3.20     Title to Properties; Encumbrances..............................................................17
         3.21     Pooling of Interests...........................................................................18
         3.22     Brokers........................................................................................18
         3.23     Opinion of Financial Advisor...................................................................18
         3.25     Vote Required..................................................................................18
         3.26     ALC Stock Ownership............................................................................18
         3.27     State Takeover Statutes........................................................................19

ARTICLE IV.REPRESENTATIONS AND WARRANTIES OF ALC.................................................................19
         4.1      Corporate Organization.........................................................................19
         4.2      Capitalization.................................................................................19
         4.3      Options or Other Rights........................................................................20
         4.4      Authority Relative to this Agreement...........................................................21
         4.5      No Violation...................................................................................21
         4.6      Compliance with Laws...........................................................................22
         4.7      Litigation.....................................................................................23
         4.8      Financial Statements and Reports...............................................................23
         4.9      Absence of Certain Changes or Events...........................................................24
         4.10     Employee Benefit Plans and Employment Matters..................................................25
         4.11     Labor Matters..................................................................................26
         4.12     Insurance......................................................................................26
         4.13     Environmental Matters..........................................................................27
         4.14     Tax Matters....................................................................................27
         4.15     Intellectual Property..........................................................................28
         4.16     Related Party Transactions.....................................................................28
         4.17     No Undisclosed Material Liabilities............................................................28
         4.18     No Default.....................................................................................29
         4.19     Title to Properties; Encumbrances..............................................................29
         4.20     Pooling of Interests...........................................................................29
         4.21     Brokers........................................................................................30
         4.22     Opinion of Financial Advisor...................................................................30
         4.23     Certain Business Practices.....................................................................30
         4.24     Vote Required..................................................................................30
         4.25     Retirement Stock Ownership.....................................................................30
         4.26     Shareholder Rights Plan........................................................................30
         4.27     Repurchases of Company Common Stock............................................................31
         4.28     State Takeover Statutes........................................................................31

ARTICLE V.COVENANTS AND AGREEMENTS...............................................................................31
         5.1      Joint Proxy Statement/Prospectus; Registration Statement;
                  Shareholders' Meetings.........................................................................31

         5.2      Conduct of the Business of ALC Prior to the Effective Time.....................................33
         5.3      Conduct of the Business of Retirement Prior to the Effective Time..............................35
         5.4      Access to Properties and Records...............................................................37
         5.5      No Solicitation of Transactions................................................................37
         5.6      Employee Benefit Plans.........................................................................39
         5.7      Treatment of Options, Restricted Stock, and Debentures.........................................40
         5.8      Indemnification................................................................................41
         5.9      Confidentiality................................................................................42
         5.10     Reasonable Best Efforts........................................................................43
         5.11     Certification of Shareholder Vote..............................................................43
         5.12     Affiliate Agreements...........................................................................44
         5.13     Listing Application............................................................................44
         5.14     Supplemental Disclosure Schedules..............................................................44
         5.15     No Action......................................................................................44
         5.16     Conduct of Business of Merger Sub..............................................................44
         5.17     Corporate Governance...........................................................................45
         5.18     Cross Option Agreement.........................................................................45
         5.19     Plan of Reorganization.........................................................................45
         5.20     Compliance by Merger Sub.......................................................................45

ARTICLE VI.CONDITIONS PRECEDENT..................................................................................45
         6.1      Conditions to Each Party's Obligations to Effect the Merger....................................45
         6.2      Additional Conditions to the Obligations of ALC................................................47
         6.3      Additional Conditions to the Obligations of Retirement and Merger Sub..........................48

ARTICLE VII.TERMINATION..........................................................................................49
         7.1      Termination....................................................................................49
         7.2      Effects of Termination.........................................................................50

ARTICLE VIII.MISCELLANEOUS.......................................................................................52
         8.1      Amendment......................................................................................52
         8.2      Waiver.........................................................................................52
         8.3      Survival.......................................................................................52
         8.4      Expenses and Fees..............................................................................52
         8.5      Notices........................................................................................52
         8.6      Headings.......................................................................................53
         8.7      Public Announcements...........................................................................53
         8.8      Certain Definitions............................................................................54
         8.9      Entire Agreement...............................................................................54
         8.10     Assignment; Parties in Interest................................................................54
         8.11     Counterparts...................................................................................55

         8.12     Invalidity; Severability.......................................................................55
         8.15     Governing Law..................................................................................55

         EXHIBITS

Exhibit A-1       Articles of Merger (Tennessee)
Exhibit A-2       Articles of Merger (Nevada)
Exhibit A-3       Plan of Merger
Exhibit B         Cross Option Agreement
Exhibit C         Form of ALC Affiliate Agreement
Exhibit D         Employment Agreement
Exhibit E         Shareholder Voting Agreement

         SCHEDULES

Schedule 1.6(a)   Directors of Surviving Corporation
Schedule 1.6(b)   Officers of Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 18, 1998, by and among AMERICAN RETIREMENT CORPORATION, a Tennessee corporation ("Retirement"), PIONEER MERGER CORPORATION, a Tennessee corporation and a wholly-owned subsidiary of Retirement ("Merger Sub"), and ASSISTED LIVING CONCEPTS, INC., a Nevada corporation ("ALC").

         WHEREAS, each of the Boards of Directors of Retirement, Merger Sub, and ALC have determined that a business combination between Retirement and ALC is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly has approved the merger of Merger Sub with and into ALC (the "Merger") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition of Retirement's and ALC's willingness to enter into this Agreement, Retirement and ALC are each entering into a Cross Option Agreement, dated the date hereof and in the form attached as Exhibit B (the "Cross Option Agreement"), pursuant to which (i) Retirement is granting to ALC an option to purchase shares of the common stock, par value $0.01 per share, of Retirement (the "Retirement Common Stock") and (ii) ALC is granting to Retirement an option to purchase shares of the common stock, par value $0.01 per share, of ALC (the "ALC Common Stock"); and

         WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition to Retirement's willingness to enter into this Agreement, certain shareholders of ALC have entered into Shareholder Voting Agreements with Retirement, dated as of the date hereof and in substantially the form attached hereto as Exhibit E, pursuant to which such shareholders have agreed, among other things, to vote all voting securities of ALC beneficially owned by them in favor of approval and adoption of this Agreement and the Merger; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition to ALC's willingness to enter into this Agreement, certain shareholders of Retirement have entered into Shareholder Voting Agreements with ALC dated as of the date hereof and in the form attached hereto as Exhibit E, pursuant to which such shareholders have agreed, among other things, to vote all voting securities of Retirement beneficially owned by them in favor of approval and adoption of this Agreement and the Merger; and

         WHEREAS, it is intended that the Merger shall qualify as (i) a reorganization, for Federal income tax purposes, within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and
(ii) a "pooling of interests," for accounting purposes, pursuant to Opinion No. 16 of the Accounting Principles Board.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, agreements, and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the method of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I.
                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into ALC in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease. ALC shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects specified in Section 48-21-108 of the Tennessee Business Corporation Act, as amended (the "TBCA"), and Section 92A.250 of the Nevada Revised Statutes, as amended (the "NRS").

         1.2 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Bass, Berry & Sims PLC, First American Center, Nashville, Tennessee, at 9:00 a.m., local time, on the second business day immediately following the day on which the last of the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or at such other time, date, or place as Retirement and ALC shall agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3  EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article VI shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VII, the parties hereto shall cause Articles of Merger, in the forms attached hereto as Exhibit A-1 and Exhibit A-2, and a Plan of Merger, in the form attached hereto as Exhibit A-3, to be properly executed and filed in accordance with the applicable provisions of the TBCA and the NRS with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Nevada on the Closing Date. The Merger shall become effective upon the later of (a) filing of the Articles of Merger with the Secretary of State of the State of Tennessee and (b) filing of Articles of Merger with the Secretary of State of the State of Nevada (the "Effective Time").

         1.4 EFFECT OF MERGER. The Merger shall have the effects set forth in the TBCA and the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, the separate existence of Merger Sub will cease and the Surviving Corporation shall succeed, without other transfer, to all the rights, privileges, powers, franchises, and property of Merger Sub and shall be subject to all the debts, duties, and liabilities of Merger Sub in the same manner as if the Surviving Corporation had itself incurred them.

         1.5 DIRECTORS AND OFFICERS. From and after the Effective Time and until their successors are duly elected or appointed and qualified in accordance with applicable law, the persons set forth on Schedule 1.6(a) shall serve as the directors of the Surviving Corporation and the persons set forth on Schedule 1.6(b) shall serve as the officers of the Surviving Corporation at the pleasure of the Board of Directors of the Surviving Corporation in the office(s) set forth on said Schedule 1.6(b).

                                   ARTICLE II.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         2.1 EXCHANGE AND CONVERSION OF MERGER SUB SHARES. At the Effective Time, each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") shall be converted into one share of Common Stock of the Surviving Corporation.

         2.2 EXCHANGE AND CONVERSION OF ALC SHARES. (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of ALC, each share of ALC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of ALC Common Stock that are owned by ALC as treasury stock (the "Treasury Shares") and shares of ALC Common Stock, if any, owned by Retirement) shall be automatically converted into the right to receive 0.85 shares (the "Exchange Ratio") of Retirement Common Stock.

         (b) If, prior to the Effective Time, the outstanding shares of Retirement Common Stock or ALC Common Stock shall be changed into a different number of shares by reason of any stock split, reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, or a stock dividend thereon shall be distributed as of a date prior to the Effective Time or declared with a record date prior to the Effective Time and a distribution date after the Effective Time, then the Exchange Ratio set forth above will be appropriately adjusted to reflect such split, combination, dividend, or other distribution or change. The Exchange Ratio shall be rounded up, in each case, to the nearest ten-thousandth of a share.

         (c) All Treasury Shares and shares of ALC Common Stock owned by Retirement immediately prior to the Effective Time shall be canceled and retired at the Effective Time and shall cease to exist, without any conversion thereof or payment with respect thereto.

         (d) At the Effective Time, each outstanding share of the common stock or other ownership interest in any ALC Subsidiary (as defined herein) shall remain outstanding.

         2.3 EXCHANGE OF ALC COMMON STOCK CERTIFICATES. (a) On or prior to the Closing Date, Retirement shall deposit with an Exchange Agent appointed by it and reasonably acceptable to ALC (the "Exchange Agent") the certificates representing the shares of Retirement Common Stock required to effect the exchange referred to in Section 2.3(b) and the cash required to make the cash payments in lieu of fractional shares referred to in Section 2.6 below (such shares of Retirement Common Stock and cash are hereinafter referred to as the "Exchange Fund"). Shares of Retirement Common Stock into which shares of ALC Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

         (b) From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of ALC Common Stock shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate or certificates representing the number of whole shares of Retirement Common Stock into which such holder's shares of ALC Common Stock were converted pursuant to Section 2.2(a) and cash in lieu of fractional shares of Retirement Common Stock pursuant to Section 2.6. From and after the Effective Time, Retirement shall be entitled to treat certificates that immediately prior to the Effective Time represented shares of ALC Common Stock and that have not been surrendered for exchange as evidencing the ownership of the number of whole shares of Retirement Common Stock into which the shares of ALC Common Stock represented by such certificates shall have been converted pursuant to Section 2.2(a), notwithstanding the failure to surrender such certificates. Notwithstanding any other provision of this Agreement, until holders or transferees of certificates that immediately prior to the Effective Time represented shares of ALC Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made with respect to such shares. Upon surrender of a certificate that immediately prior to the Effective Time represented outstanding shares of ALC Common Stock, there shall be paid to the holder of such certificate the amount of any dividends that theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Retirement Common Stock represented by the certificate or certificates issued upon such surrender. If any certificate for shares of Retirement Common Stock is to be issued in a name other than that in which the certificate for shares of ALC Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Retirement Common Stock in a name other than that of the registered holder of any such certificate surrendered.

         (c) As soon as reasonably practicable after the Effective Time, Retirement shall cause the Exchange Agent to send to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of ALC Common Stock (the "Certificates") (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Retirement may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Retirement Common Stock and cash in lieu of fractional shares, if any. Upon the surrender for exchange of a Certificate, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Retirement Common Stock to which such holder is entitled hereunder, cash in lieu of fractional shares of Retirement Common Stock to which such holder is entitled pursuant to Section 2.6, and any dividends or other distribution to which such holder is entitled pursuant to
Section 2.3(b). Unless prohibited by law, former shareholders of record of ALC shall be entitled to vote, after the Effective Time, at any meeting of Retirement shareholders, the number of whole shares of Retirement Common Stock into which their respective shares of ALC Common Stock are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.3(c).

         (d) In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed and, if required by Retirement, the delivery by such person of an indemnification agreement in such form and with such surety as Retirement may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the number of shares of Retirement Common Stock and cash in lieu of fractional shares deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Agreement.

         (e) Certificates surrendered for exchange by any person constituting a Pooling Affiliate of ALC (as defined in Section 5.12) shall not be exchanged for certificates representing Retirement Common Stock until Retirement has received a written agreement from such person as provided in Section 5.12.

         2.4 EXCHANGE AGENT. Retirement shall cause the Exchange Agent to agree, among other things, that (i) the Exchange Agent shall maintain the Exchange Fund (and any dividends or distribution with respect thereto) as a separate fund to be held for the benefit of the holders of Certificates, which shall be promptly applied by the Exchange Agent to making the payments provided for in Section 2.3(b); (ii) any portion of the Exchange Fund that has not been paid to holders of Certificates pursuant to Section 2.3(b) prior to the date that is one year from the Effective Time shall be delivered to Retirement, and any holders of Certificates who shall not have theretofore complied with Section 2.3(c) shall thereafter look only to Retirement for the shares of Retirement Common Stock (and any dividends or distributions with respect thereto) and cash in lieu of fractional shares to which they are entitled; (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein; and (iv) all expenses of the Exchange Agent shall be paid directly by Retirement. Promptly following the date that is one year from the Effective Time, the Exchange Agent shall return to Retirement all cash, securities, and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates may surrender such Certificates to Retirement and (subject to applicable abandoned property, escheat, and similar laws) receive in exchange therefor the shares of Retirement Common Stock (and any dividends or distributions with respect thereto) and cash in lieu of fractional shares, without interest, to which they are entitled, but shall have no greater rights against Retirement than may be accorded to general creditors of Retirement under the TBCA. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Retirement Common Stock held by it from time to time hereunder. Neither Retirement nor the Surviving Corporation shall be liable to any holder of Certificates for any shares of Retirement Common Stock or cash in lieu of fractional shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

         2.5 ALC STOCK OPTIONS, CONVERTIBLE DEBENTURES, AND RESTRICTED STOCK. Each outstanding option to purchase ALC Common Stock (each a "ALC Stock Option"), each outstanding 6.0% Convertible Subordinated Debenture due 2002 and each outstanding 5.625% Convertible Subordinated Debenture due 2003 of ALC (collectively, the "ALC Debentures"), and each grant of ALC Restricted Stock shall be assumed by Retirement in the manner provided in Section 5.7.

         2.6 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no certificates or scrip evidencing fractional shares of Retirement Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of ALC Common Stock who would otherwise have been entitled to a fractional share of Retirement Common Stock upon surrender of Certificates for exchange pursuant to this Article II shall be entitled to receive from the Exchange Agent a cash payment, rounded to the nearest cent, in lieu of such fractional share equal to such fraction multiplied by the closing sale of price of Retirement Common Stock on the business day immediately preceding the Closing Date as reported on the New York Stock Exchange.

         2.7 TRANSFER OF SHARES OF ALC COMMON STOCK AFTER THE EFFECTIVE TIME. No transfers of shares of ALC Common Stock shall be made on the stock transfer books of ALC after the Effective Time.


                                  ARTICLE III.
           REPRESENTATIONS AND WARRANTIES OF RETIREMENT AND MERGER SUB

         Retirement and Merger Sub, jointly and severally, represent and warrant to ALC that, except as expressly set forth in the disclosure schedule delivered to ALC prior to the execution hereof (the "Retirement Disclosure Schedule"), which shall identify exceptions by specific section references:

         3.1 CORPORATE ORGANIZATION. Each of Retirement, Merger Sub, and Retirement's other subsidiaries (the "Retirement Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on Retirement. The term "Material Adverse Effect on Retirement" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, properties, or business of Retirement and the Retirement Subsidiaries taken as a whole at the time of such change or effect, other than any change or effect arising out of general economic conditions or conditions in the industry in which Retirement and the Retirement Subsidiaries are engaged. True and complete copies of the charter of Retirement, together with all amendments thereto (the "Retirement Charter"), and the bylaws of Retirement, together with all amendments thereto (the "Retirement Bylaws"), have heretofore been delivered to ALC, and the Retirement Charter and Retirement Bylaws are in full force and effect. True and complete copies of the charter and bylaws of Merger Sub have heretofore been delivered to ALC, and such charter and bylaws are in full force and effect. Section 3.1 of the Retirement Disclosure Schedule contains a complete and accurate list of all of the Retirement Subsidiaries and sets forth Retirement's percentage ownership in each such entity. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any liabilities or obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or legal entity.

         3.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Retirement consists of (i) 50,000,000 shares of Retirement Common Stock and (ii) 5,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding ("Retirement Preferred Stock"). As of the date of this Agreement, 17,109,621 shares of Retirement Common Stock are issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive rights created by statute, the Retirement Charter or the Retirement Bylaws, or any agreement to which Retirement is a party or by which Retirement is bound. As of the date of this Agreement, 1,707,375 shares of Retirement Common Stock are reserved for future issuance pursuant to employee stock options granted pursuant to Retirement's 1997 Stock Incentive Plan (the "Retirement Incentive Plan"), and an aggregate of 235,390 shares of Retirement Common Stock are authorized and available for issuance to employees pursuant to Retirement's Employee Stock Purchase Plan. In addition to the foregoing, 5,749,168 shares of Retirement Common Stock are reserved for future issuance upon conversion of Retirement'S $137,980,000 principal amount of outstanding 5.75% Convertible Subordinated Debentures Due

2002 (the "Retirement Debentures"). As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding and were duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive rights created by statute, the charter or bylaws of Merger Sub, or any agreement to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in this Section 3.2 or in the Retirement Current Reports (hereinafter defined), there are no outstanding contractual obligations, contingent or otherwise, of Retirement or any Retirement Subsidiary to (x) repurchase, redeem, or otherwise acquire any shares of Retirement Common Stock or any capital stock of, or other equity interests in, any Retirement Subsidiary or (y) except for guarantees of obligations of, or loans or capital contribution commitments to, Retirement Subsidiaries entered into in the ordinary course of business, provide funds to, or make any investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee with respect to the obligations of, any Retirement Subsidiary or any other person. To Retirement's knowledge, there are not voting trusts, proxies, or other agreements or understandings with respect to voting of Retirement Common Stock. Each outstanding share of capital stock of, or other equity interests in, each Retirement Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 3.2 of the Retirement Disclosure Schedule, each such share or other equity interest owned by Retirement or another Retirement Subsidiary is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Retirement's or such other Retirement Subsidiary's voting rights, charges, and other encumbrances of any nature whatsoever.

         3.3 OPTIONS OR OTHER RIGHTS. Retirement has heretofore delivered to
ALC a correct and complete copy of the Retirement Incentive Plan and a schedule identifying all outstanding stock options issued under the Retirement Incentive Plan. The schedule of outstanding options sets forth for each stock option holder (i) such holder's name; (ii) the date of grant of stock options to such holder; (iii) the number of shares of Retirement Common Stock subject to such grant; (iv) the exercise price per share of Retirement Common Stock with respect to each such grant; and (v) the periods during which such stock options or portions thereof are exercisable by such holder. Except as set forth in this
Section 3.3 or in Section 3.3 of the Retirement Disclosure Schedule, there are no options, warrants, subscription or preemptive rights, or other rights, agreements, arrangements, or commitments of any character to which Retirement or any Retirement Subsidiary is a party relating to the issued or unissued capital stock of, or other equity interests in, Retirement or any Retirement Subsidiary or obligating Retirement or any Retirement Subsidiary to grant, issue, or sell any shares of capital stock of, or other equity interests in, Retirement or any Retirement Subsidiary, by sale, lease, license, or otherwise. All shares of Retirement Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, and will not have been issued in violation of or subject to any preemptive rights created by statute, the Retirement Charter or Retirement Bylaws, or any agreement to which Retirement is a party or by which Retirement is bound. Except as set forth in Section 3.3 of the Retirement Disclosure Schedule, there are no agreements or understandings among Retirement or any Retirement Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of Retirement or a Retirement Subsidiary under the Securities Act. Except as set forth on Section 3.3 of the Retirement Disclosure Schedule, no options granted under the Retirement Incentive Plan have provisions that accelerate the vesting or right to exercise such options upon the occurrence of certain events, including, but not limited to, the consummation of the Merger.

         3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. (a) Retirement has all requisite corporate power and authority to execute and deliver this Agreement, the Employment Agreement, and the Cross Option Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by Retirement. The execution and delivery of this Agreement, the Employment Agreement, and the Cross Option Agreement by Retirement and the consummation of the transactions contemplated on its part hereby and thereby have been duly authorized by all necessary corporate action and, other than the approval of Retirement's shareholders as provided in
Section 5.1, no other corporate proceedings on the part of Retirement are necessary to authorize the execution and delivery of this Agreement, the Employment Agreement, and the Cross Option Agreement by Retirement or the consummation of the transactions contemplated on its part hereby and thereby. This Agreement, the Employment Agreement, and the Cross Option Agreement have been duly executed and delivered by Retirement and, assuming the due authorization, execution, and delivery hereof and thereof by ALC, constitute the legal, valid, and binding obligations of Retirement, enforceable against Retirement in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally or by general equity principles (whether applied in a proceeding at law or in equity).

         (b) Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby to be consummated by Merger Sub. The execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement by Merger Sub or the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution, and delivery hereof by ALC, constitutes a legal, valid, and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally or by general equity principles (whether applied in a proceeding at law or in equity).

         3.5 RETIREMENT COMMON STOCK. The shares of Retirement Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights created by statute, the Retirement Charter or Retirement Bylaws, or any agreement to which Retirement is a party or by which Retirement is bound and the issuance of such shares will be registered under the Securities Act and exempt from registration under applicable Blue Sky Laws and such shares will be authorized for listing on the NYSE.

         3.6 NO VIOLATION. Other than as listed on Section 3.6 of the Retirement Disclosure Schedule, the execution and delivery of this Agreement by each of Retirement and Merger Sub and of the Cross Option Agreement by Retirement do not, the performance by Retirement and Merger Sub of their respective obligations hereunder and by Retirement of its obligations under the Cross Option Agreement will not, and the consummation by Retirement and Merger Sub of the transactions contemplated hereby to be performed by each of them and by Retirement of the transactions contemplated by the Cross Option Agreement to be performed by Retirement will not (i) violate or conflict with any provision of any Federal, state, foreign, or local law, statute, ordinance, rule, regulation, order, judgment, or decree (collectively, "Laws") in effect on the date of this Agreement and applicable to Retirement or any Retirement Subsidiary or by which any of their respective properties or assets is bound or subject; (ii) require Retirement or any Retirement Subsidiary to obtain any consent, waiver, approval, license, or authorization or permit of, or make any filing with, or provide notification to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), based on laws, rules, regulations, and other requirements of Governmental Entities in effect as of the date of this Agreement (other than (a) the filing of a Pre-Merger Notification Report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration of the applicable waiting period; (b) filings or authorizations required in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, the TBCA, the NRS, the Bylaws of the New York Stock Exchange (the "NYSE"), or the "takeover" or "blue sky" laws of various states; and (c) any other filings and approvals expressly contemplated by this Agreement); (iii) require the consent, waiver, approval, license, or authorization of any person (other than Governmental Entities); (iv) violate, conflict with, or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event that with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration, or cancellation of, or loss of any benefit or creation of a right of first refusal, or require or increase any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of Retirement or any Retirement Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, franchise, contract, order, judgment, ordinance, Retirement Permit (as defined below), or other instrument or obligation to which Retirement or any Retirement Subsidiary is a party or by which Retirement or any Retirement Subsidiary or any of their respective properties is bound or subject to; or (v) conflict with or violate the charter, bylaws, or other organizational documents, in each case as amended or restated, of Retirement or any of the Retirement Subsidiaries, except for any such conflicts or violations described in clauses (i) through

(v) as would not, together with all other such conflicts or violations, have a Material Adverse Effect on Retirement and except where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications would not, either individually or in the aggregate, (X) prevent Retirement or Merger Sub from performing any of their respective obligations under this Agreement, (Y) prevent Retirement from performing any of its obligations under the Cross Option Agreement, or (Z) have a Material Adverse Effect on Retirement.

         3.7 COMPLIANCE WITH LAWS. (a) As of the date of this Agreement, each of Retirement and the Retirement Subsidiaries holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "Retirement Permits") necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted, is certified as a provider under all applicable Medicare and Medicaid programs to the extent required to be so certified, and is in compliance with all Retirement Permits and all Laws governing its respective businesses, including, without limitation, the requirements, guidelines, rules, and regulations of Medicare, Medicaid, state approved Medicaid waiver programs, and other third-party reimbursement programs, except where the failure to hold such Retirement Permits or to so comply, individually or in the aggregate, would not have a Material Adverse Effect on Retirement.

         (b) To Retirement's knowledge, all health care personnel employed by Retirement or any Retirement Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, individually or in the aggregate, would not have a Material Adverse Effect on Retirement.

         (c) Except as set forth in Section 3.7 of the Retirement Disclosure Schedule, no action or proceeding is pending or, to Retirement's knowledge, threatened that may result in the suspension, revocation, or termination of any Retirement Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Retirement nor any Retirement Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation, or termination of any Retirement Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation, or proceeding, individually or in the aggregate, would result in a Material Adverse Effect on Retirement.

         (d) Neither Retirement nor any Retirement Subsidiary has received notice that Medicare, Medicaid, state approved Medicaid waiver programs, or any other third-party reimbursement program has any claims for disallowance of costs against any of them that could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Retirement.

         3.8 LITIGATION. As of the date of this Agreement, except as may be disclosed in the Retirement 10-K (as defined below), reports filed on Forms 10-Q or 8-K, or proxy statements filed on Schedule 14A for periods subsequent to the period covered by such Retirement 10-K, in each case filed prior to the date hereof (such reports and filings, collectively, the "Retirement Current Reports"), or Section 3.8 of the Retirement Disclosure Schedule, there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending, or, to Retirement's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to Retirement's knowledge, threatened against Retirement or any Retirement Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances, or investigations that, individually or in the aggregate, would not have a Material Adverse Effect on Retirement. Neither Retirement nor any Retirement Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree, or other similar written agreement with or, to Retirement's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree, or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters that would not reasonably be expected to have a Material Adverse Effect on Retirement.

         3.9 FINANCIAL STATEMENTS AND REPORTS. Retirement has made available to ALC true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Retirement 10-K") as filed with the Securities and Exchange Commission (the "Commission"); (b) all registration statements filed by Retirement and declared effective under the Securities Act; and (c) all other reports, statements, and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, but excluding preliminary material) filed by it with the Commission. The reports, statements, and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements, schedules, or other information included or incorporated by reference therein) are referred to in this Agreement as the "Retirement SEC Filings." Retirement has timely filed all required Retirement SEC Filings with the Commission since October 31, 1997, each of which, as of the respective times such documents were filed or, as applicable, were declared effective, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect on Retirement, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Retirement included in the Retirement SEC Filings comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (as in effect at the time of the filing thereof) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q), and present fairly the consolidated financial position, consolidated results of operations, and consolidated cash flows of Retirement and the Retirement Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, subject to normal recurring year-end adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of Retirement and the Retirement Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No Retirement Subsidiary is required to file any form, report, or other document with the Commission.

         3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than as disclosed in the Retirement Current Reports or otherwise disclosed in this Agreement, since September 30, 1998 and through the date hereof, the business of Retirement and of each of the Retirement Subsidiaries has been conducted in the ordinary course, and there has not been (i) any Material Adverse Effect on Retirement;
(ii) any material indebtedness incurred by Retirement or any Retirement Subsidiary for money borrowed, except under credit facilities, if any, disclosed in the Retirement Current Reports; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Retirement or any of the Retirement Subsidiaries; (iv) any damage, destruction, or loss, whether covered by insurance or not, that, individually or in the aggregate, would have a Material Adverse Effect on Retirement; (v) any material change by Retirement in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside, or payment of any dividend (whether in cash, securities, or property) with respect to the Retirement Common Stock; (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by Retirement or any Retirement Subsidiary to any managerial employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension, or other employee benefit plan, payment, or arrangement made to, for, or with any such managerial employee, officer, director, or consultant (other than as provided in employment agreements, consulting agreements, and welfare and benefit plans set forth on the Retirement Disclosure Schedule, and except for increases not materially inconsistent with past practice); (ix) any material revaluation by Retirement or any Retirement Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Retirement or any Retirement Subsidiary or the subjection of any of the assets or properties of Retirement or any Retirement Subsidiary to any liens, charges, encumbrances, imperfections of title, security interests, options, or rights or claims of others with respect thereto other than: (A) in connection with any indebtedness outstanding during such period; (B) in the ordinary course consistent with past practice; or (C) as would not have a Material Adverse Effect on Retirement; or (xi) any assumption or guarantee by Retirement or a Retirement Subsidiary of the indebtedness of any person or entity other than in the ordinary course consistent with past practice.

         3.11 EMPLOYEE BENEFIT PLANS AND EMPLOYMENT MATTERS. (a) Section
3.11(a) of the Retirement Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Retirement Current Reports in which Retirement or any Retirement Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization, and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")). Except as would not have a Material Adverse Effect on Retirement, Retirement and the Retirement Subsidiaries are in compliance with the requirements prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. Except as would not have a Material Adverse Effect on Retirement, Retirement and the Retirement Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements. There is no pending or, to the knowledge of Retirement, threatened legal action, proceeding, or investigation against or involving any Retirement or Retirement Subsidiary employee benefit plan that could result in a material amount of liability to such employee benefit plan or to Retirement.

         (b) Except as would not have a Material Adverse Effect on Retirement, neither Retirement nor the Retirement Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create liability to Retirement under Title IV of ERISA.

         (c) Neither Retirement nor the Retirement Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA).

         (d) Except as would not have a Material Adverse Effect on Retirement, all group health plans of Retirement and the Retirement Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

         (e) There have been no acts or omissions by Retirement or the Retirement Subsidiaries or by any fiduciary, disqualified person, or party in interest with respect to any employee benefit plan of Retirement or any Retirement Subsidiaries that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i), or 4071 of ERISA or under Chapter 43 of the Code.

         (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Retirement.

         (g) Section 3.11(g) of the Retirement Disclosure Schedule sets forth the name of each director, officer, or employee of Retirement or any Retirement Subsidiary entitled to receive any benefit or payment under any existing employment agreement, severance plan, or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan, or other benefit plan.

         (h) Retirement has furnished ALC with true and complete copies of all plan documents and employment agreements referred to on the Retirement Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

         (i) For purposes of this Section 3.11, any reference to "Retirement" shall be deemed to include a reference to any entity that is aggregated with Retirement under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

         3.12 LABOR MATTERS. Neither Retirement nor any Retirement Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Retirement or any Retirement Subsidiary is represented by any labor union. To the knowledge of Retirement, there is no activity involving any employees of Retirement or the Retirement Subsidiaries seeking to certify a collective bargaining unit or engaging in any similar organizational activity.

         3.13 INSURANCE. Retirement and the Retirement Subsidiaries maintain insurance against such risks and in such amounts as Retirement reasonably believes is necessary to conduct Retirement's and the Retirement Subsidiaries' businesses. Retirement and the Retirement Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures that, individually or in the aggregate, would not have a Material Adverse Effect on Retirement. Neither Retirement nor any Retirement Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

         3.14 ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.14 of the Retirement Disclosure Schedule, Retirement and the Retirement Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Retirement. Neither Retirement nor any Retirement Subsidiary has received notice or communication from any governmental agency with respect to
(i) any hazardous substance relative to its operations, property, or assets or
(ii) any investigation, demand, or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Retirement, threatened, in any case, that would lead to a Material Adverse Effect on Retirement.

         3.15 TAX MATTERS. Neither Retirement nor, to the knowledge of Retirement, any of its affiliates has taken or agreed to take any action that would, nor does Retirement have any knowledge of any fact or circumstance that is reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Retirement and each of the Retirement Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns that Retirement and/or such Retirement Subsidiary (as the case may be) are required to file ("Retirement Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except when such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on Retirement, and except for the nonpayment of such amounts that, individually or in the aggregate, would not have a Material Adverse Effect on Retirement. Retirement has paid, or made adequate provision for on its balance sheet at December 31, 1997 included in the Retirement 10-K, all Federal, state, local, foreign, or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability, and all other taxes imposed on Retirement or any Retirement Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Retirement Taxes"), for the Retirement taxable period ended December 31, 1997 and all taxable periods of Retirement prior thereto, except such nonpayment, or failure to make adequate provision, that, individually or in the aggregate, would not have a Material Adverse Effect on Retirement. Neither Retirement nor any Retirement Subsidiary
(i) has filed or entered into, or is otherwise bound by, any election, consent, or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Retirement or any Retirement Subsidiary; (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Retirement Taxes, other than among Retirement and the Retirement Subsidiaries; or (iii) has received any claim by an authority in a jurisdiction where neither Retirement nor any Retirement Subsidiary files Retirement Tax Returns that they are or may be subject to Retirement Taxes by that jurisdiction, except for any such claims that, individually or in the aggregate, would not have a Material Adverse Effect on Retirement. No action or proceeding is pending or, to Retirement's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment, or collection from Retirement or any Retirement Subsidiary of any Retirement Taxes, no claim for any deficiency, assessment, or collection of any Retirement Taxes has been asserted against Retirement or any Retirement Subsidiary that remains unresolved, and all resolved assessments of Retirement Taxes have been paid or are reflected on the Retirement balance sheet at December 31, 1997 included in the Retirement 10-K, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on Retirement.

         3.16 INTELLECTUAL PROPERTY. Except as disclosed in Section 3.16 of the Retirement Disclosure Schedule, Retirement and the Retirement Subsidiaries own, possess, or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses, and authorizations that are necessary to the conduct of their respective businesses. To the knowledge of Retirement, neither Retirement nor any Retirement Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject Retirement or any Retirement Subsidiary to liabilities that would have a Material Adverse Effect on Retirement or which would prevent Retirement or any Retirement Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Retirement's knowledge, threatened against Retirement or any Retirement Subsidiary alleging any such violation.

         3.17 RELATED PARTY TRANSACTIONS. Except as disclosed in the
Retirement SEC Filings or in Section 3.17 of the Retirement Disclosure Schedule, there have been no material transactions between Retirement or any Retirement Subsidiary on the one hand and any (i) officer or director of Retirement or any Retirement Subsidiary; (ii) record or beneficial owner of five percent or more of the voting securities of Retirement; or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director, or beneficial owner, on the other hand, other than payment of compensation for services rendered as a director of Retirement or the Retirement Subsidiaries or the grant of stock options to purchase shares of Retirement Common Stock.

         3.18 NO UNDISCLOSED MATERIAL LIABILITIES. Except as disclosed in the Retirement Current Reports, neither Retirement nor any of the Retirement Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Retirement other than (i) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998; (ii) liabilities that have been repaid, discharged, or otherwise extinguished; and
(iii) liabilities under or contemplated by or otherwise disclosed pursuant to this Agreement.

         3.19 NO DEFAULT. Except as set forth in Section 3.19 of the Retirement Disclosure Schedule, neither Retirement nor any of the Retirement Subsidiaries is in default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a default or violation) of any term, condition, or provision of (a) its charter, bylaws, or other organizational documents; (b) any indenture, mortgage, note, bond, lien, lease, license, agreement, franchise, contract, order, judgment, ordinance, Retirement Permit, or other instrument or obligation to which Retirement or any Retirement Subsidiary is a party or by which Retirement or any Retirement

Subsidiary or any of their respective properties is bound or subject; or (c) any order, writ, injunction, decree, or Law applicable to Retirement or any of the Retirement Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations that, individually or in the aggregate, would not have a Material Adverse Effect on Retirement.

         3.20 TITLE TO PROPERTIES; ENCUMBRANCES. Section 3.20 of the
Retirement Disclosure Schedule sets forth all real property owned or leased by Retirement and the Retirement Subsidiaries (the "Retirement Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Retirement Current Reports and as described in clause (ii) below: (i) each of Retirement and the Retirement Subsidiaries has good, valid, and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal, and mixed, tangible and intangible), including, without limitation, all Retirement Real Property and all other properties and assets reflected in the consolidated balance sheet of Retirement and the Retirement Subsidiaries at December 31, 1997 included in the Retirement 10-K (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1997) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge, or encumbrance of any kind (whether absolute, accrued, contingent, or otherwise), except for liens securing repayment of indebtedness incurred in the ordinary course consistent with past practices subsequent to September 30, 1998 and liens for taxes not yet due and payable, easements and restrictions of record, and minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not materially impair the operations of Retirement and the Retirement Subsidiaries. Each of the leases relating to the Retirement Real Property is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred that, with notice and the passage of time or both, would constitute a default under such lease) that, individually or in the aggregate, would have a Material Adverse Effect on Retirement. Except as would not cause a Material Adverse Effect on Retirement, all of the properties and assets of Retirement and the Retirement Subsidiaries are, in all material respects, in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

         3.21 POOLING OF INTERESTS. To the knowledge of Retirement, after consultation with its independent auditors, neither Retirement nor any of the Retirement Subsidiaries nor, to the knowledge of Retirement, any of their respective directors, officers, or shareholders has taken any action that would prevent ALC from accounting for the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission. Retirement has received a letter from KPMG Peat Marwick, dated as of November 18, 1998, advising it that, subject to the limitations set forth in its letter, Retirement qualifies as a "combining company" in accordance with the criteria set forth in paragraph 46 of Accounting Principles Board Opinion No. 16 and has not violated the criteria set forth in Nos. 47c, 47d and 48c of Accounting Principles Board Opinion No. 16 during the period extending from two years preceding the date of initiation of the plan of combination to the date of its letter.

         3.22 BROKERS. Neither Retirement nor any Retirement Subsidiary has paid or is obligated to pay any brokerage, finder's, or other fee or commission to any broker, finder, investment banker, or other intermediary in connection with this Agreement or the Cross Option Agreement, except that Retirement has retained J. P. Morgan Securities, Inc. ("J.P. Morgan") as its financial advisor for the transactions contemplated hereby.

         3.23 OPINION OF FINANCIAL ADVISOR. Retirement has received an opinion of J. P. Morgan to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Retirement.

         3.24 CERTAIN BUSINESS PRACTICES. None of Retirement, any of the Retirement Subsidiaries, or any directors, officers, agents, or employees of Retirement or any of the Retirement Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"); or (iii) made any other unlawful payment.

         3.25 VOTE REQUIRED. The affirmative vote of the holders of at least a majority of the outstanding shares of Retirement Common Stock is the only vote of the holders of any class or series of Retirement's capital stock necessary to approve and adopt this Agreement and the Merger.

         3.26 ALC STOCK OWNERSHIP. Except as contemplated pursuant to the terms of this Agreement and the transactions to be consummated hereby or by the Cross Option Agreement, neither Retirement nor any of the Retirement Subsidiaries own any shares of ALC Common Stock or rights to acquire or dispose of ALC Common Stock.

         3.27 STATE TAKEOVER STATUTES. Retirement, the Merger, this Agreement, and the Cross Option Agreement and the transactions contemplated hereby or thereby are exempt or qualify for an exception from the requirements, restrictions, prohibitions, and effects of any state takeover law (including without limitation TBCA Sections 48-103-201 et seq., 48-103-301 et seq., and 48-103-501 et seq.) affecting Retirement ("Retirement State Takeover Laws"), and the Retirement State Takeover Laws shall not affect ALC, the Merger, this Agreement, or the Cross Option Agreement and the transactions contemplated hereby or thereby.

                                   ARTICLE IV.
                      REPRESENTATIONS AND WARRANTIES OF ALC

         ALC represents and warrants to Retirement and Merger Sub that, except as expressly set forth in the disclosure schedule delivered to Retirement prior to the execution hereof (the "ALC Disclosure Schedule"), which shall identify exceptions by specific section references:

         4.1 CORPORATE ORGANIZATION. ALC and each of its subsidiaries (the "ALC Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on ALC. The term "Material Adverse Effect on ALC" as used in this Agreement shall mean any change or effect that would be materially adverse to the financial condition, results of operations, properties, or business of ALC and the ALC Subsidiaries taken as a whole at the time of such change or effect, other than any change or effect arising out of general economic conditions or conditions in the industry in which ALC and the ALC Subsidiaries are engaged. True and complete copies of the articles of incorporation, bylaws, or other organizational documents, together with all amendments thereto, of ALC and each of the ALC Subsidiaries have been heretofore delivered to Retirement. Such articles of incorporation, bylaws or other organizational documents are in full force and effect. Section 4.1 of the ALC Disclosure Schedule contains a complete and accurate list of all of the ALC Subsidiaries and sets forth ALC's percentage ownership in each such entity.

         4.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of ALC consists of (i) 40,000,000 shares of ALC Common Stock and
(ii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. As of the date of the Agreement, (i) 17,338,695 shares of ALC Common Stock were issued and outstanding; (ii) options to acquire 1,864,447 shares of ALC Common Stock were outstanding under the ALC Option Plans (as hereinafter defined); (iii) 3,821,444 shares of ALC Common Stock were reserved for issuance upon conversion of ALC's $86,250,000 principal amount of outstanding 6.0% Convertible Subordinated Debentures Due 2002; and
(iv) 2,864,345 shares of ALC Common Stock were reserved for issuance upon conversion of ALC's $75,000,000 principal amount of outstanding 5.625% Convertible Subordinated Debentures Due 2003. As used herein, "ALC Option Plans" shall mean ALC's Amended and Restated 1994 Stock Option Plan and ALC's Non-Officer Stock Option Plan. Except as set forth on Section 4.2 of the ALC Disclosure Schedule, all of the outstanding shares of capital stock of each of the ALC Subsidiaries is owned beneficially and of record by ALC or a ALC Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal, or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of ALC and each of the ALC Subsidiaries have been duly authorized, validly issued, and are fully paid and nonassessable and are not subject to preemptive rights created by statute, their respective articles of incorporation, bylaws, or other organizational documents, or any agreement to which any such entity is a party or by which any such entity is bound. Except as set forth in this Section 4.2 or in the ALC Current Reports (hereinafter defined), there are no outstanding contractual obligations, contingent or otherwise, of ALC or any ALC Subsidiary to (x) repurchase, redeem, or otherwise acquire any shares of ALC Common Stock or any capital stock, or other equity interests in, any ALC Subsidiary or (y) except for guarantees of obligations of, or loans or capital contribution commitments to, ALC Subsidiaries entered into in the ordinary course of business, provide funds to, make any investment in (in the form of a loan, capital contribution, or otherwise) or provide any guarantee with respect to the obligations of, any ALC Subsidiary or any other person. To ALC's knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to voting of ALC Common Stock. Each outstanding share of capital stock, or other equity interests in, each ALC Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 4.2 of the ALC Disclosure Schedule, each such share or other equity interest owned by ALC or another ALC Subsidiary is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on ALC's or such other ALC Subsidiary's voting rights, charges, and other encumbrances of any nature whatsoever.

         4.3 OPTIONS OR OTHER RIGHTS. ALC has heretofore delivered to
Retirement correct and complete copies of the ALC Option Plans, a schedule identifying all outstanding options issued under the ALC Option Plans, and copies of each form of option agreement entered into with respect to such options. The schedule of outstanding options sets forth for each stock option holder (i) such holder's name; (ii) the date of grant of stock options to such holder; (iii) the number of shares of ALC Common Stock subject to such grant;
(iv) the exercise price per share of ALC Common Stock with respect to each such grant; and (v) the periods during which such stock options or portions thereof are exercisable by such holder. Except as set forth in this Section 4.3 or in
Section 4.3 of the ALC Disclosure Schedule, there are no options, warrants, subscription or preemptive rights, or other rights, agreements, arrangements, or commitments of any character to which ALC or any ALC Subsidiary is a party relating to the issued or unissued capital stock of, or other equity interests in, ALC or any ALC Subsidiary or obligating ALC or any ALC Subsidiary to grant, issue, or sell any shares of capital stock of, or other equity interests in, ALC or any ALC Subsidiary, by sale, lease, license, or otherwise. All shares of ALC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, and will not have been issued in violation of or subject to any preemptive rights created by statute, the articles of incorporation or bylaws of ALC, or any agreement to which ALC is a party or to which ALC is bound. Except as set forth in Section
4.3 of the ALC Disclosure Schedule, there are no agreements or understandings among ALC or any ALC Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of ALC or a ALC Subsidiary under the Securities Act. Except as set forth on Section 4.3 of the ALC Disclosure Schedule, no options granted under the ALC Option Plans have provisions that accelerate the vesting or right to exercise such options upon the occurrence of certain events, including, but not limited to, the consummation of the Merger.

         4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. ALC has all requisite corporate power and authority to execute and deliver this Agreement and the Cross Option Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by ALC. The execution and delivery of this Agreement and the Cross Option Agreement by ALC and the consummation of the transactions contemplated on its part hereby and thereby have been duly authorized by all necessary corporate action, and, other than the approval of ALC's shareholders as provided in
Section 5.1, no other corporate proceedings on the part of ALC are necessary to authorize the execution, and delivery of this Agreement and the Cross Option Agreement by ALC or the consummation of the transactions contemplated on its part hereby and thereby. This Agreement and the Cross Option Agreement have been duly executed and delivered by ALC and, assuming the due authorization, execution, and delivery hereof and thereof by Retirement and Merger Sub, constitute the legal, valid, and binding obligations of ALC, enforceable against ALC in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally or by general equity principles (whether applied in a proceeding at law or in equity).

         4.5 NO VIOLATION. Other than as listed on Section 4.5 of the ALC Disclosure Schedule, the execution and delivery of this Agreement and of the Cross Option Agreement by ALC do not, the performance by ALC of its obligations hereunder and thereunder will not, and the consummation by ALC of the transactions contemplated to be performed by it hereby and thereby will not (i) violate or conflict with any provision of any Laws in effect on the date of this Agreement and applicable to ALC or any ALC Subsidiary or by which any of their respective properties or assets is bound or subject; (ii) require ALC or any ALC Subsidiary to obtain any consent, waiver, approval, license, or authorization or permit of, or make any filing with, or provide notification to, any Governmental Entities, based on laws, rules, regulations, and other requirements of Governmental Entities in effect as of the date of this Agreement (other than (a) the filing of a Pre-Merger Notification Report under the HSR Act and the expiration of the applicable waiting period; (b) filings or authorizations required in connection or in compliance with the provisions of the Exchange Act, the Securities Act, the TBCA, the NRS, the Bylaws of the American Stock Exchange ("AMEX"), or the "takeover" or "blue sky" laws of various states; and (c) any other filings and approvals expressly contemplated by this Agreement); (iii) require the consent, waiver, approval, license, or authorization of any person (other than Governmental Entities); (iv) violate, conflict with, or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration, or cancellation of, or loss of any benefit or creation of a right of first refusal, or require or increase any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of ALC or any ALC Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, franchise, contract, order, judgment, ordinance, ALC Permit (as defined below), or other instrument or obligation to which ALC or any ALC Subsidiary is a party or by which ALC or any ALC Subsidiary or any of their respective properties is bound or subject; or (v) conflict with or violate the articles of incorporation, bylaws, or the other organizational documents, in each case as amended or restated, of ALC or any of the ALC Subsidiaries, except for any such conflicts or violations described in clauses (i) through (v) as would not, together with all such conflicts or violations have a Material Adverse Effect on ALC and except where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications would not, either individually or in the aggregate, (X) prevent ALC from performing any of its obligations under this Agreement or the Cross Option Agreement or (Y) have a Material Adverse Effect on ALC.

         4.6 COMPLIANCE WITH LAWS. (a) As of the date of this Agreement, each of ALC and the ALC Subsidiaries holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "ALC Permits") necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted, is certified as a provider under all applicable Medicare and Medicaid programs to the extent required to be so certified, and is in compliance with all ALC Permits and all Laws governing its respective businesses, including, without limitation, the requirements, guidelines, rules, and regulations of Medicare, Medicaid, state approved Medicaid waiver programs, and other third-party reimbursement programs, except where the failure to hold such ALC Permits or to so comply, individually or in the aggregate, would not have a Material Adverse Effect on ALC.

         (b) To ALC's knowledge, all health care personnel employed by ALC or any ALC Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, individually or in the aggregate, would not have a Material Adverse Effect on ALC.

         (c) Except as set forth in Section 4.6 of the ALC Disclosure Schedule, no action or proceeding is pending or, to ALC's knowledge, threatened that may result in the suspension, revocation, or termination of any ALC Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither ALC nor any ALC Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation, or termination of any ALC Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation, or proceeding, individually or in the aggregate, would result in a Material Adverse Effect on ALC.

         (d) Neither ALC nor any ALC Subsidiary has received notice that Medicare, Medicaid, state approved Medicaid waiver programs, or any other third-party reimbursement program has any claims for disallowance of costs against any of them that could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on ALC.

         4.7 LITIGATION. As of the date of this Agreement, except as may be disclosed in the ALC 10-K (as defined below), reports filed on Forms 10-Q or 8-K, or proxy statements filed on Schedule 14A for periods subsequent to the period covered by such ALC 10-K, in each case filed prior to the date hereof (such reports and filings, collectively, the "ALC Current Reports"), or Section
4.7 of the ALC Disclosure Schedule, there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending, or, to ALC's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to ALC's knowledge, threatened against ALC or any ALC Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances, or investigations that, individually or in the aggregate, would not have a Material Adverse Effect on ALC. Neither ALC nor any ALC Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree, or other similar written agreement with or, to ALC's knowledge, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, consent decree, or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters that would not reasonably be expected to have a Material Adverse Effect on ALC.

         4.8 FINANCIAL STATEMENTS AND REPORTS. ALC has made available to Retirement true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1997 (the "ALC 10-K"), as filed with the Commission;
(b) all registration statements filed by ALC and declared effective under the Securities Act; and (c) all other reports, statements, and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, but excluding preliminary material) filed by it with the Commission. The reports, statements, and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements, schedules, or other information included or incorporated by reference therein) are referred to in this Agreement as the "ALC SEC Filings." ALC has timely filed all required ALC SEC Filings with the Commission since October 31, 1997, each of which, as of the respective times such documents were filed or, as applicable, were declared effective, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect on ALC, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ALC included in the ALC SEC Filings comply as to form in all material respect with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles (as in effect at the time of the filing thereof) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q), and present fairly the consolidated financial position, consolidated results of operations, and consolidated cash flows of ALC and the ALC Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, subject to normal recurring year-end adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of ALC and the ALC Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No ALC Subsidiary is required to file any form, report, or other document with the Commission.

         4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than as disclosed in the ALC Current Reports or otherwise disclosed in this Agreement, since September 30, 1998 and through the date hereof, the business of ALC and of each of the ALC Subsidiaries has been conducted in the ordinary course, and there has not been (i) any Material Adverse Effect on ALC; (ii) any material indebtedness incurred by ALC or any ALC Subsidiary for money borrowed, except under credit facilities, if any, disclosed in the ALC Current Reports; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by ALC or any of the ALC Subsidiaries; (iv) any damage, destruction, or loss, whether covered by insurance or not that, individually or in the aggregate, would have a Material Adverse Effect on ALC; (v) any material change by ALC in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside, or payment of any dividend (whether in cash, securities, or property) with respect to the ALC Common Stock; (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by ALC or any ALC Subsidiary to any managerial employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension, or other employee benefit plan, payment, or arrangement made to, for, or with any such managerial employee, officer, director, or consultant (other than as provided in employment agreements, consulting agreements, and welfare and benefit plans set forth on the ALC Disclosure Schedule, and except for increases not materially inconsistent with past practice); (ix) any material revaluation by ALC or any ALC Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of ALC or any ALC Subsidiary or the subjection of any of the assets or properties of ALC or any ALC Subsidiary to any liens, charges, encumbrances, imperfections of title, security interests, options, or rights or claims of others with respect thereto other than: (A) in connection with any indebtedness outstanding during such period; (B) in the ordinary course consistent with past practice; or (C) as would not have a Material Adverse Effect on ALC; or (xi) any assumption or guarantee by ALC or a ALC Subsidiary of the indebtedness of any person or entity other than in the ordinary course consistent with past practice.

         4.10 EMPLOYEE BENEFIT PLANS AND EMPLOYMENT MATTERS. (a) Section
4.10(a) of the ALC Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the ALC Current Reports in which ALC or any ALC Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization, and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA). Except as would not have a Material Adverse Effect on ALC, ALC and the ALC Subsidiaries are in compliance with the requirement prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. Except as would not have a Material Adverse Effect on ALC, ALC and the ALC Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements. There is no pending or, to the knowledge of ALC, threatened legal action, proceeding, or investigation against or involving any ALC or ALC Subsidiary employee benefit plan that could result in a material amount of liability to such employee benefit plan or to ALC.

         (b) Except as would not have a Material Adverse Effect on ALC, neither ALC nor the ALC Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create liability to ALC under Title IV of ERISA.

         (c) Neither ALC nor the ALC Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

         (d) Except as would not have a Material Adverse Effect on ALC, all group health plans of ALC and the ALC Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of
Section 4980B of the Code, to the extent such requirements are applicable.

         (e) There have been no acts or omissions by ALC or any ALC Subsidiary or by any fiduciary, disqualified person, or party in interest with respect to any employee benefit plan of ALC or any ALC Subsidiary that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i), or 4071 of ERISA or under Chapter 43 of the Code.

         (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of ALC.

         (g) Section 4.10(g) of the ALC Disclosure Schedule sets forth the name of each director, officer, or employee of ALC or any ALC Subsidiary entitled to receive any benefit or payment under any existing employment agreement, severance plan, or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan, or other benefit plan.

         (h) ALC has furnished Retirement with true and complete copies of all plan documents and employment agreements referred to on the ALC Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

         (i) For purposes of this Section 4.10, any reference to "ALC" shall be deemed to include a reference to any entity that is aggregated with ALC under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

         4.11 LABOR MATTERS. Neither ALC nor any ALC Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of ALC or any ALC Subsidiary is represented by any labor union. To the knowledge of ALC, there is no activity involving any employees of ALC or the ALC Subsidiaries seeking to certify a collective bargaining unit or engaging in any similar organizational activity.

         4.12 INSURANCE. ALC and the ALC Subsidiaries maintain insurance against such risks and in such amounts as ALC reasonably believes is necessary to conduct ALC's and the ALC Subsidiaries' businesses. ALC and the ALC Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures that, individually or in the aggregate, would not have a Material Adverse Effect on ALC. Neither ALC nor any ALC Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

         4.13 ENVIRONMENTAL MATTERS. Except as disclosed in Section 4.13 of the ALC Disclosure Schedule, ALC and the ALC Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on ALC. Neither ALC nor any ALC Subsidiary has received notice or communication from any governmental agency with respect to (i) any hazardous substance relative to its operations, property, or assets or (ii) any investigation, demand, or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of ALC, threatened, in any case, that would lead to a Material Adverse Effect on ALC.

         4.14 TAX MATTERS. Neither ALC nor, to the knowledge of ALC, any of its affiliates has taken or agreed to take any action that would, nor does ALC have any knowledge of any fact or circumstance that is reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of
Section 368(a) of the Code. ALC and each of the ALC Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns that ALC and/or such ALC Subsidiary (as the case may be) are required to file ("ALC Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except when such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on ALC, and except for the nonpayment of such amounts that, individually or in the aggregate, would not have a Material Adverse Effect on ALC. ALC has paid, or made adequate provision for on its December 31, 1997 balance sheet included in the ALC 10-K, all Federal, state, local, foreign, or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability, and all other taxes imposed on ALC or any ALC Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "ALC Taxes"), for the ALC taxable period ended December 31, 1997 and all taxable periods of ALC prior thereto, except such nonpayment, or failure to make adequate provision, that, individually or in the aggregate, would not have a Material Adverse Effect on ALC. Neither ALC nor any ALC Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent, or extension agreement that extends any applicable statute of limitations with respect to taxable periods of ALC or any ALC Subsidiary; (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any ALC Taxes, other than among ALC and the ALC Subsidiaries; or (iii) has received any claim by an authority in a jurisdiction where neither ALC nor any ALC Subsidiary files ALC Tax Returns that they are or may be subject to ALC Taxes by that jurisdiction, except for any such claims that, individually or in the aggregate, would not have a Material Adverse Effect on ALC. No action or proceeding is pending or, to ALC's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment, or collection from ALC or any ALC Subsidiary of any ALC Taxes, no claim for any deficiency, assessment, or collection of any ALC Taxes has been asserted against ALC or any ALC Subsidiary that remains unresolved, and all resolved assessments of ALC Taxes have been paid or are reflected on the ALC balance sheet at December 31, 1997 included in the ALC 10-K, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on ALC.

         4.15 INTELLECTUAL PROPERTY. Except as disclosed in Section 4.15 of the ALC Disclosure Schedule, ALC and the ALC Subsidiaries own, possess, or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses, and authorizations that are necessary to the conduct of their respective businesses. To the knowledge of ALC, neither ALC nor any ALC Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject ALC or any ALC Subsidiary to liabilities that would have a Material Adverse Effect on ALC or which would prevent ALC or any ALC Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to ALC's knowledge, threatened against ALC or any ALC Subsidiary alleging any such violation.

         4.16 RELATED PARTY TRANSACTIONS. Except as disclosed in the ALC SEC Filings or in Section 4.16 of the ALC Disclosure Schedule, there have been no material transactions between ALC or any ALC Subsidiary on the one hand and any
(i) officer or director of ALC or any ALC Subsidiary; (ii) record or beneficial owner of five percent or more of the voting securities of ALC; or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director, or beneficial owner, on the other hand, other than payment of compensation for services rendered as a director of ALC or the ALC Subsidiaries or the grant of stock options to purchase shares of ALC Common Stock.

         4.17 NO UNDISCLOSED MATERIAL LIABILITIES. Except as disclosed in the ALC Current Reports, neither ALC nor any of the ALC Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on ALC other than (i) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998; (ii) liabilities that have been repaid, discharged, or otherwise extinguished; and (iii) liabilities under or contemplated by or otherwise disclosed pursuant to this Agreement.

         4.18 NO DEFAULT. Except as set forth in Section 4.18 of the ALC Disclosure Schedule, neither ALC nor any of the ALC Subsidiaries is in default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a default or violation) of any term, condition, or provision of (a) its articles of incorporation, bylaws, or other organizational documents; (b) any indenture, mortgage, note, bond, lien, lease, license, agreement, franchise, contract, order, judgment, ordinance, ALC Permit, or other instrument or obligation to which ALC or any ALC Subsidiary is a party or by which ALC or any ALC Subsidiary or any of their respective properties is bound or subject; or (c) any order, writ, injunction, decree, or Law applicable to ALC or any of the ALC Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations that, individually or in the aggregate, would not have a Material Adverse Effect on ALC.

         4.19 TITLE TO PROPERTIES; ENCUMBRANCES. Section 4.19 of the ALC Disclosure Schedule sets forth all real property owned or leased by ALC and the ALC Subsidiaries (the "ALC Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the ALC Current Reports and as described in clause (ii) below: (i) each of ALC and the ALC

Subsidiaries has good, valid, and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal, and mixed, tangible and intangible), including, without limitation, all ALC Real Property and all other properties and assets reflected in the consolidated balance sheet of ALC and the ALC Subsidiaries at December 31, 1997 included in the ALC 10-K (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1997) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge, or encumbrance of any kind (whether absolute, accrued, contingent, or otherwise), except for liens securing repayment of indebtedness incurred in the ordinary course consistent with past practices subsequent to June 30, 1998 and liens for taxes not yet due and payable, easements and restrictions of record, and minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not materially impair the operations of ALC and the ALC Subsidiaries. Each of the leases relating to the ALC Real Property is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred that, with notice and the passage of time or both, would constitute a default under such lease) that, individually or in the aggregate, would have a Material Adverse Effect on ALC. Except as would not cause a Material Adverse Effect on ALC, all of the properties and assets of ALC and the ALC Subsidiaries are, in all material respects, in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

         4.20 POOLING OF INTERESTS. To the knowledge of ALC, after consultation with its independent auditors, neither ALC nor any of the ALC Subsidiaries nor, to the knowledge of ALC, any of their respective directors, officers, or shareholders has taken any action that would prevent Retirement from accounting for the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission. ALC has received a letter from KPMG Peat Marwick, dated as of November 6, 1998, advising it that, subject to the limitations set forth in its letter, ALC qualifies as a "combining company" in accordance with the criteria set forth in paragraph 46 of Accounting Principles Board Opinion No. 16 and has not violated the criteria set forth in Nos. 47c, 47d and 48c of Accounting Principles Board Opinion No. 16 during the period extending from two years preceding the date of initiation of the plan of combination to the date of its letter.

         4.21 BROKERS. Neither ALC nor any ALC Subsidiary has paid or is obligated to pay any brokerage, finder's, or other fee or commission to any broker, finder, investment banker, or other intermediary in connection with this Agreement or the Cross Option Agreement, except that ALC has retained Schroder & Co. Inc. ("Schroder") as its financial advisor for the transactions contemplated hereby.

         4.22 OPINION OF FINANCIAL ADVISOR. ALC has received an opinion of Schroder to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of ALC Common Stock.

         4.23 CERTAIN BUSINESS PRACTICES. None of ALC, any of the ALC Subsidiaries, or any directors, officers, agents, or employees of ALC or any of the ALC Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"); or (iii) made any other unlawful payment.

         4.24 VOTE REQUIRED. The affirmative vote of the holders of at least a majority of the outstanding shares of ALC Common Stock is the only vote of the holders of any class or series of ALC's capital stock necessary to approve and adopt this Agreement and the Merger.

         4.25 RETIREMENT STOCK OWNERSHIP. Except as contemplated pursuant to the terms of this Agreement and the transactions to be consummated hereby or by the Cross Option Agreement, neither ALC nor any of the ALC Subsidiaries own any shares of Retirement Common Stock or rights to acquire or dispose of Retirement Common Stock.

         4.26 SHAREHOLDER RIGHTS PLAN. Neither the execution and delivery of this Agreement, the Cross Option Agreement, or any other agreement contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby will result in Retirement being deemed an "Acquiring Person" pursuant to the terms of that certain Rights Agreement, dated as of June 12, 1997, by and between ALC and American Stock Transfer and Trust Company (the "Rights Agreement") or otherwise create, give rise to, or trigger any right or privilege in favor of any person under or pursuant to the terms of the Rights Agreement. At the Effective Time, the Rights Agreement and the rights issued thereunder shall terminate without further action by any person.

         4.27 REPURCHASES OF COMPANY COMMON STOCK. Except as set forth in
Section 4.28 of the ALC Disclosure Schedule, since December 31, 1997, ALC has not repurchased any shares of ALC Common Stock.

         4.28 STATE TAKEOVER STATUTES. ALC, the Merger, this Agreement, and the Cross Option Agreement and the transactions contemplated hereby or thereby are exempt or qualify for an exception from the requirements, restrictions, prohibitions, and effects of any state takeover law (including without limitation NRS Sections 78.378 et seq. and 78.411 et seq.) affecting ALC ("ALC State Takeover Laws"), and the ALC State Takeover Laws shall not affect Retirement, the Merger, this Agreement, and the Cross Option Agreement and the transactions contemplated hereby or thereby.

                                   ARTICLE V.
                            COVENANTS AND AGREEMENTS

         5.1 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; SHAREHOLDERS' MEETINGS. (a) Each of Retirement and ALC agree that this Agreement shall be submitted to their respective shareholders for approval at meetings (the "Meetings") duly called and held pursuant to applicable Federal and state law. As soon as practicable after the date of this Agreement, each of ALC and Retirement shall take all action, to the extent necessary in accordance with applicable law and their respective charter or articles of incorporation and bylaws, to convene each Meeting promptly to consider and vote upon the approval of the Merger and such other matters as may be necessary or desirable to consummate the Merger and the transactions contemplated hereby. As soon as practicable after the date of this Agreement, ALC and Retirement shall jointly prepare and file with the Commission, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, conditioned, or delayed, preliminary joint proxy materials relating to each Meeting as required by the Exchange Act, and a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the issuance of the shares of Retirement Common Stock issuable to the holders of ALC Common Stock. ALC, Merger Sub, and Retirement will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable. Promptly after the Registration Statement has become effective, ALC and Retirement shall mail the joint proxy statement/prospectus included in the Registration Statement to their respective shareholders. Such joint proxy statement/prospectus at the time it initially is mailed to the shareholders of ALC and the shareholders of Retirement and all duly filed amendments or revisions made thereto, if any, similarly mailed are hereinafter referred to as the "Proxy Statement." Notice of the ALC Meeting shall be mailed to the shareholders of ALC and notice of the Retirement Meeting shall be mailed to the shareholders of Retirement, in each case along with the Proxy Statement.

         (b) ALC covenants that: (i) the information supplied by ALC for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and (ii) the information supplied by ALC for inclusion in the Proxy Statement to be sent to the shareholders of ALC in connection with the Meeting of ALC's shareholders to consider the Merger shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of such Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Retirement covenants that: (i) the information supplied by Retirement for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and (ii) the information supplied by Retirement for inclusion in the Proxy Statement to be sent to the shareholders of Retirement in connection with the Meeting of Retirement's shareholders shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of such Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         (c) Each party covenants and agrees that (i) if, at any time prior to the Effective Time, any event relating to it or any of its affiliates, officers, or directors is discovered that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, such party will promptly inform the other parties, and such amendment or supplement will be promptly filed with the Commission and disseminated to the shareholders of ALC and Retirement, to the extent required by applicable Federal laws and (ii) documents that either party files or is responsible for filing with the Commission and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, or other consultants or advisors specifically for use in the Registration Statement, the Proxy Statement, or any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby.

         (d) ALC hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of ALC's shareholders; (ii) approved the Merger; and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the shareholders of ALC; provided, however, that such determination, approval, or recommendation may be amended, modified, or withdrawn to the extent required by the fiduciary obligations of ALC's Board of Directors under applicable law, as advised as to legal matters by outside counsel. Retirement hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of Retirement's shareholders; (ii) approved the Merger; and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the shareholders of Retirement; provided, however, that such determination, approval, or recommendation may be amended, modified, or withdrawn to the extent required by the fiduciary obligations of Retirement's Board of Directors under applicable law, as advised as to legal matters by outside counsel.

         (e) ALC shall, and shall cause KPMG Peat Marwick LLP and its other representatives to, fully cooperate with Retirement and its representatives in seeking to respond to any comments of the Commission. Retirement shall, and shall cause KPMG Peat Marwick LLP and its other representatives to, fully cooperate with ALC and its representatives in seeking to respond to any comments of the Commission.

         5.2 CONDUCT OF THE BUSINESS OF ALC PRIOR TO THE EFFECTIVE TIME. Prior to the Effective Time, except as set forth in Section 5.2 of the ALC Disclosure Schedule or otherwise consented to or approved in writing by Retirement, which consent shall not be unreasonably withheld, conditioned, or delayed, or expressly permitted by this Agreement or the Cross Option Agreement:

         (a) ALC and the ALC Subsidiaries shall conduct their respective businesses to the extent commercially reasonable only in the ordinary course and consistent in all material respects with past practice and shall use all commercially reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees, and consultants, and to maintain their present relationships with customers, suppliers, payors, and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor, or supplier prior to the Effective Time shall not constitute a breach of this covenant unless such loss would have a Material Adverse Effect on ALC; provided, however, that ALC and Retirement agree that the loss of Keren Brown Wilson as an officer or employee of ALC would have a Material Adverse Effect on ALC;

         (b) Neither ALC nor any ALC Subsidiary shall (i) amend its articles of incorporation, bylaws, or other organizational document; (ii) declare, set aside, or pay any dividend or other distribution, payable in cash, securities, or property, in respect of outstanding shares of capital stock, except for dividends by a ALC Subsidiary to ALC or another ALC Subsidiary; (iii) make any direct or indirect redemption, retirement, purchase, or other acquisition of any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than any such acquisition directly from any wholly-owned ALC Subsidiary in exchange for capital contributions or loans to such ALC Subsidiary) or any options, warrants, or conversion or other rights to acquire any shares of ALC's or any ALC Subsidiary's capital stock or any such securities or obligations (except (A) in connection with the exercise of outstanding stock options referred to in Section
4.2 in accordance with their terms; (B) in connection with the conversion of the ALC Debentures in accordance with their terms; and (C) if required by written agreement existing as of the date hereof); or (iv) reclassify, combine, split, or subdivide any of its outstanding shares of capital stock;

         (c) Neither ALC nor any ALC Subsidiary shall, directly or indirectly,
(i) other than in the ordinary course of business and consistent with past practices, issue, grant, sell, or pledge or agree or propose to issue, grant, sell, or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of ALC or such ALC Subsidiary, except that ALC may issue shares of ALC Common Stock upon the exercise of stock options or conversion of convertible securities outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof or issued hereafter in accordance herewith; (ii) other than in the ordinary course of business and consistent with past practices, incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities; (iii) waive, release, grant, or transfer any rights of material value, except in the ordinary course of business; (iv) except as provided in clause (v) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution; (v) acquire (or enter into an agreement to acquire) any assets, stock, or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $25.0 million or, taking all such acquisitions in the aggregate, involving consideration not in excess of $25.0 million and that are of a nature so as not to require a merger or consolidation with ALC or to cause the Registration Statement or the Proxy Statement to need to be amended by Retirement or would otherwise materially delay or prevent the consummation of the transactions contemplated hereby (other than purchases of assets from suppliers or vendors in the ordinary course of business and consistent with past practices); (vi) transfer, lease, license, sell, or dispose of a material portion of assets or any material assets, other than in the ordinary course of business and consistent with past practices; (vii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles; (viii) other than in the ordinary course of business consistent with past practices, mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options, or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted); or (ix) except as otherwise would be permitted by Section 5.2(c)(v) above, enter into any joint venture, affiliation, partnership, or similar agreement, or amend, modify, or alter any such transaction to which ALC or any ALC Subsidiary is presently a party;

         (d) Neither ALC nor any ALC Subsidiary will, directly or indirectly,
(i) increase the compensation payable or to become payable by it to any of its managerial employees, officers, consultants, or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the ALC Disclosure Schedule, and except for increases consistent with past practice and that are otherwise reasonably necessary for the operation of the business of ALC and the ALC Subsidiaries); (ii) establish, enter into, adopt, or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement, or arrangement for the benefit of managerial employees, officers, directors, or consultants of ALC or any ALC Subsidiary; (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business; or (iv) make any loan or advance to, or enter into any written contract, lease, or commitment with, any officer, employee, consultant, or director of ALC or any ALC Subsidiary, except in the ordinary course of business, except, in any such case, as may be required by applicable Law;

         (e) Neither ALC nor any ALC Subsidiary shall, directly or indirectly, assume, guarantee, endorse, or otherwise become responsible for the obligations of any other individual, corporation, or other entity, or make any loans or advances to any individual, corporation, or other entity, except in the ordinary course of business and consistent with past practices;

         (f) Neither ALC nor any ALC Subsidiary shall take any action with knowledge that such action would prevent the parties from accounting for the merger as a "pooling of interests;" and

         (g) Neither ALC nor any ALC Subsidiary shall authorize or enter into any agreement to do any of the things described in clauses (a) through (f) of this Section 5.2.

         5.3 CONDUCT OF THE BUSINESS OF RETIREMENT PRIOR TO THE EFFECTIVE TIME. Prior to the Effective Time, except as set forth in Section 5.3(c) of the Retirement Disclosure Schedule or otherwise consented to or approved in writing by ALC, which consent shall not be unreasonably withheld, conditioned, or delayed, or expressly permitted by this Agreement or the Cross Option Agreement:

         (a) Retirement and the Retirement Subsidiaries shall conduct their respective businesses to the extent commercially reasonable only in the ordinary course and consistent in all material respects with past practice and shall use all commercially reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees, and consultants, and to maintain their present relationships with customers, suppliers, payors, and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor, or supplier prior to the Effective Time shall not constitute a breach of this covenant unless such loss would have a Material Adverse Effect on Retirement;

         (b) Neither Retirement nor any Retirement Subsidiary shall (i) amend its charter, bylaws, or other organizational documents; (ii) declare, set aside, or pay any dividend or other distribution, payable in cash, securities, or property, in respect of outstanding shares of capital stock, except for dividends by a Retirement Subsidiary to Retirement or another Retirement Subsidiary; (iii) make any direct or indirect redemption, retirement, purchase, or other acquisition of any of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (other than any such acquisition directly from any wholly-owned Retirement Subsidiary in exchange for capital contributions or loans to such Retirement Subsidiary) or any options, warrants, or conversion or other rights to acquire any shares of Retirement' or any Retirement Subsidiary's capital stock or any such securities or obligations (except (A) in connection with the exercise of outstanding stock options referred to in Section 3.2 in accordance with their terms; (B) in connection with the conversion of the Retirement Debentures in accordance with their terms; and (C) if required by written agreement existing as of the date hereof); or (iv) reclassify, combine, split, or subdivide any of its outstanding shares of capital stock;

         (c) Neither Retirement nor any Retirement Subsidiary shall, directly or indirectly, (i) other than in the ordinary course of business and consistent with past practices, issue, grant, sell, or pledge or agree or propose to issue, grant, sell, or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Retirement or such Retirement Subsidiary, except that Retirement may issue shares of Retirement Common Stock upon the exercise of stock options or conversion of convertible securities outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof or issued hereafter in accordance herewith; (ii) other than in the ordinary course of business and consistent with past practices incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities; (iii) waive, release, grant. or transfer any rights of material value, except in the ordinary course of business; (iv) except as provided in clause (v) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution; (v) acquire (or enter into an agreement to acquire) any assets, stock, or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $25.0 million or, taking all such acquisitions in the aggregate, involving consideration not in excess of $25.0 million and that are of a nature so as not to require a merger or consolidation with Retirement or to cause the Registration Statement or the Proxy Statement to need to be amended by Retirement or would otherwise materially delay or prevent the consummation of the transactions contemplated hereby (other than purchases of assets from suppliers or vendors in the ordinary course of business and consistent with past practices); (vi) transfer, lease, license, sell, or dispose of a material portion of assets or any material assets, other than in the ordinary course of business and consistent with past practices; (vii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles; (viii) other than in the ordinary course of business consistent with past practices, mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options, or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted); or (ix) except as otherwise would be permitted by Section 5.3(c)(v) above, enter into any joint venture, affiliation, partnership, or similar agreement, or amend, modify, or alter any such transaction to which Retirement or any Retirement Subsidiary is presently a party;

         (d) Neither Retirement nor any Retirement Subsidiary will, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its managerial employees, officers, consultants, or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Retirement Disclosure Schedule, and except for increases consistent with past practice and that are otherwise reasonably necessary for the operation of the business of Retirement and the Retirement Subsidiaries);
(ii) establish, enter into, adopt, or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock, or severance plan, agreement, or arrangement for the benefit of managerial employees, officers, directors, or consultants of Retirement or any Retirement Subsidiary; (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business; or (iv) make any loan or advance to, or enter into any written contract, lease, or commitment with, any officer, employee, consultant, or director of Retirement or any Retirement Subsidiary, except in the ordinary course of business, except, in any such case, as may be required by applicable law;

         (e) Neither Retirement nor any Retirement Subsidiary shall, directly or indirectly, assume, guarantee, endorse ,or otherwise become responsible for the obligations of any other individual, corporation, or other entity, or make any loans or advances to any individual, corporation, or other entity, except in the ordinary course of business and consistent with past practices;

         (f) Neither Retirement nor any Retirement Subsidiary shall take any action with knowledge that such action would prevent the parties from accounting for the merger as a "pooling of interests;" and

         (g) Neither Retirement nor any Retirement Subsidiary shall authorize or enter into any agreement to do any of the things described in clauses (a) through (f) of this Section 5.3.

         5.4 ACCESS TO PROPERTIES AND RECORDS. Each party shall afford to the other and their respective accountants, counsel, and representatives reasonable access during normal business hours upon reasonable prior notice throughout the period prior to the Effective Time to all of their respective properties (including, without limitation, books, contracts, commitments, and written records) and shall make reasonably available during normal business hours upon reasonable prior notice their respective officers and employees to answer fully and promptly questions put to them thereby; provided, however, that no investigation pursuant to this Section 5.4 shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto.

         5.5 NO SOLICITATION OF TRANSACTIONS. (a) None of ALC or any ALC Subsidiary shall, or shall authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative or agent retained by ALC or any ALC Subsidiary to, initiate or solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction (as such term is defined below in this Section 5.5), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction. ALC shall promptly notify Retirement orally and in writing of all relevant details relating to all proposals that it or any ALC Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant, or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, ALC shall forthwith deliver to Retirement a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 5.5(a) shall prohibit the Board of Directors of ALC from (i) furnishing information to, or entering into discussions or negotiations or an agreement with, any person or entity that makes an unsolicited offer of a Third Party Transaction (a "Proposed ALC Transaction") if, and only to the extent that, (A) the Board of Directors of ALC determines in its good faith judgment, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), that such action is required for the Board of Directors of ALC to comply with its fiduciary duties to shareholders under applicable law; (B) in making the determination referenced in clause (A) above, the Board of Directors of ALC shall have determined in good faith, after consultation with its financial advisors, that the Proposed ALC Transaction would result in a transaction more favorable to ALC's shareholders than the transaction contemplated by this Agreement (any such Proposed ALC Transaction, as contemplated by clauses (A) and (B) of this paragraph, referred to herein as a "Superior ALC Proposal"); and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, ALC (x) provides written notice to Retirement to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement, dated October 19, 1998, between Retirement and ALC (the "Confidentiality Agreement"); (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.5(a); or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.1(d) if there exists a Third Party Transaction that the Board of Directors of ALC determines, in its good faith judgment, is a Superior ALC Proposal.

         (b) None of Retirement or any Retirement Subsidiary shall, or shall authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative or agent retained by Retirement or any Retirement Subsidiary to, initiate or solicit or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction. Retirement shall promptly notify ALC orally and in writing of all relevant details relating to all proposals that it or any Retirement Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant, or other representative may receive relating to any of such matters and, if such inquiry or proposal is in writing, Retirement shall forthwith deliver to ALC a copy of such inquiry or proposal; provided, however, that nothing contained in this
Section 5.5(b) shall prohibit the Board of Directors of Retirement from (i) furnishing information to, or entering into discussions or negotiations or an agreement with, any person or entity that makes an unsolicited offer of a Third Party Transaction (a "Proposed Retirement Transaction") if, and only to the extent that, (A) the Board of Directors of Retirement determines in its good faith judgment, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), that such action is required for the Board of Directors of Retirement to comply with its fiduciary duties to shareholders under applicable law; (B) in making the determination referenced in clause (A) above, the Board of

Directors of Retirement shall have determined in good faith, after consultation with its financial advisors, that the Proposed Retirement Transaction would result in a transaction more favorable to Retirement's shareholders than the transaction contemplated by this Agreement (any such Proposed Retirement Transaction, as contemplated by clauses (A) and (B) of this paragraph referred to herein as a "Superior Retirement Proposal"); and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Retirement (x) provides written notice to ALC to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.5(b); or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.1(d) if there exists a Third Party Transaction that the Board of Directors of Retirement determines, in its good faith judgment, is a Superior Retirement Proposal.

         (c) For purposes of this Agreement, "Third Party Transaction" shall mean with respect to a party hereto any of the following (other than the transactions between Retirement, Merger Sub, and ALC contemplated hereby or other transactions expressly permitted under Section 5.3 hereof): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving such party in which (A) such party is acquired by another entity for cash, securities, or other property or is not the surviving entity, or (B) the holders of such party's voting securities immediately prior to the transaction have, directly or indirectly, at least 80% of the voting securities of the continuing or surviving entity immediately after such transaction; (ii) any sale, exchange, transfer, or other disposition of 20% or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale of or tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such party or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed for the purpose of effecting a Third Party Transaction referred to in Sections 5.5(c)(i), (ii), or (iii) that beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of such party; or (v) any public announcement by such party of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing with respect to such party.

         5.6 EMPLOYEE BENEFIT PLANS. Except as otherwise provided in this Agreement, the ALC employee benefit plans listed on the ALC Disclosure Schedule that are in effect at the date of this Agreement shall remain in effect for at least one year following the Effective Time. Retirement and ALC shall cooperate in coordinating their respective benefit plans, and any ALC employee benefit plan may be terminated after the Effective Time, but solely to the extent that benefits are provided to the employees of ALC under one or more employee benefits plans of Retirement or any

Retirement Subsidiary ("Retirement Plans") that are least comparable to those provided under the employee benefit plans or arrangements then provided under the Retirement Plans and are not less beneficial than the benefits provided to the employees of ALC under the employee benefit plans or arrangements of ALC as of the Closing Date. For all purposes of determining eligibility and any and all entitlements under any Retirement Plan, service performed by employees of ALC prior to the Closing Date shall be credited.

         5.7 TREATMENT OF OPTIONS, RESTRICTED STOCK, AND DEBENTURES. (a) At the Effective Time, each option to purchase ALC Common Stock issued pursuant to the ALC Option Plans as set forth in the ALC Disclosure Schedule (each, a "ALC Option"), whether or not vested or exercisable, shall be assumed by Retirement and shall constitute an option to acquire, on the same terms and conditions (including vesting and exercisability conditions) as were applicable under such assumed ALC Option, a number of shares of Retirement Common Stock equal to the product of the Exchange Ratio and the number of shares of ALC Common Stock subject to such ALC Option, at a price per share equal to the aggregate exercise price for the shares of ALC Common Stock subject to such ALC Option divided by the number of full shares of Retirement Common Stock deemed to be purchasable pursuant to such ALC Option; provided, however, that (i) subject to the provisions of clause (ii) below, the shares of Retirement Common Stock that may be purchased upon exercise of such ALC Option shall not include any fractional shares and, upon the last such exercise of such ALC Option, a cash payment shall be made for any fractional shares based upon the closing sale price of Retirement Common Stock as reported on the NYSE on the date of such exercise, and (ii) in the case of any ALC Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such ALC Option and the terms and conditions of exercise of such ALC Option shall be determined in order to comply with Section 424 of the Code. As soon as practicable after the Effective Time, Retirement shall deliver to holders of ALC Options appropriate option agreements representing the right to acquire shares of Retirement Common Stock on the same terms and conditions as contained in the outstanding ALC Options (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding ALC Options. Retirement shall comply with the terms of the ALC Option Plans as they apply to the ALC Options assumed as set forth above.

         (b) At the Effective Time, each grant of restricted ALC Common Stock (each, a "Stock Grant") pursuant to the ALC Option Plans as set forth in the ALC Disclosure Schedule shall be assumed by Retirement and shall constitute a grant, on the same terms and conditions as were applicable under such assumed Stock Grant, of the number of shares of Retirement Common Stock equal to the product of the Exchange Ratio and the number of shares of ALC Common Stock subject to such Stock Grant; provided, however, that the shares of Retirement Common Stock to be issued pursuant to such Stock Grant shall not include any fractional shares and, upon the lapsing of the last restrictions with respect to the shares of Retirement Common Stock subject to such Stock Grant, a cash payment shall be made for any fractional shares based upon the closing sale price of Retirement

Common Stock as reported on the NYSE on such date. As soon as practicable after the Effective Time, Retirement shall deliver to holders of Stock Grants appropriate agreements representing the grant of shares of Retirement Common Stock on the same terms and conditions as the Stock Grants (subject to any adjustments required by the preceding sentence), upon surrender of the shares of ALC Common Stock or agreements representing the outstanding Stock Grants.

         (c) Retirement shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Retirement Common Stock for delivery upon exercise of the ALC Options and the Stock Grants issued in accordance with this Section 5.7. Retirement shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as soon as practicable after the Effective Time, with respect to shares of Retirement Common Stock subject to such ALC Options and Stock Grants and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ALC Options remain outstanding.

         (d) The ALC Debentures issued pursuant to the Indenture, dated as of October 2, 1997, and the Indenture, dated as of April 13, 1998 (each individually, a "ALC Indenture," and, collectively, the "ALC Indentures"), shall be assumed by Retirement at the Effective Time by Retirement's execution and delivery of a supplemental indenture as contemplated by each ALC Indenture (the "Supplemental Indentures"). To the extent required by the ALC Indentures, such Supplemental Indentures shall provide that holders of the ALC Debentures have the right to convert, on the same terms and conditions as were applicable immediately prior to the Merger, the principal amount of any ALC Debentures into Retirement Common Stock at a conversion price (the "New Conversion Price") equal to the quotient of the conversion price in effect for the ALC Debentures immediately prior to the Effective Time and the Exchange Ratio. Promptly following the Closing, Retirement shall prepare and file a registration statement on Form S-3 or another appropriate form with the Commission to permit the sale under the Securities Act of ALC's 5.625% Subordinated Convertible Debentures due 2003 (the "April Debentures") and the shares of Retirement Common Stock issuable upon conversion thereof, and Retirement shall assume and satisfy the obligations of ALC arising out of that certain Registration Rights Agreement, dated as of April 7, 1998, by and between ALC and the purchasers of the April Debentures.

         (e) Upon the execution of the Supplemental Indentures, Retirement shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Retirement Common Stock for issuance and delivery upon conversion of the ALC Debentures assumed in accordance with this Section 5.7.

         5.8 INDEMNIFICATION. (a) From and after the Effective Time, Retirement shall indemnify, defend, and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer or director of ALC (individually, an "Indemnified Party," and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties, and amounts paid in settlement of or otherwise in connection with any claim, action, suit, proceeding, or investigation (a "Claim") arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Option Agreement). In the event of any such Claim, Retirement shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law.

         (b) Retirement shall cause the Surviving Corporation to keep in effect provisions in its articles of incorporation and bylaws with respect to indemnification and director and officer exculpation from liability identical to such provisions contained in the articles of incorporation and bylaws of ALC on the date hereof, which provisions shall not be amended, repealed, or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of ALC in respect of actions or omissions at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Cross Option Agreement), except as required by applicable law or except to make changes permitted by law that would not materially diminish the Indemnified Parties' right of indemnification.

         (c) For a period of six years after the Effective Time, Retirement shall cause to be maintained in effect the current officers' and directors' liability insurance maintained by ALC (provided that Retirement may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous than such existing insurance) with respect to Claims arising from facts or events that occurred prior to the Effective Time; provided, however, that Retirement shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of two and one-half times the current annual premium paid by ALC for its existing coverage (the "Cap"); and provided, further, that if existing coverage cannot be maintained or equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Retirement shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

         (d) This Section 5.8 shall survive the closing of all of the transactions contemplated hereby, is intended to benefit the officers and employees of ALC and of the ALC Subsidiaries at the Effective Time and each of the Indemnified Parties and their respective heirs and personal representatives (each of which shall be entitled to enforce this Section 5.8 against Retirement and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement), and shall be binding on all successors and assigns of Retirement and the Surviving Corporation.

         5.9 CONFIDENTIALITY. The Confidentiality Agreement, dated October 19, 1998 (the "Confidentiality Agreement"), between Retirement and

ALC is hereby affirmed by Retirement and ALC and the terms thereof are incorporated herein by reference and shall continue in full force and effect until the Effective Time shall not have occurred, and if this Agreement is terminated or if the Effective Time shall have occurred for any reason whatsoever, the Confidentiality Agreement shall thereafter remain in full force and effect in accordance with its terms; provided, however, to the extent there are any provisions in the Confidentiality Agreement inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

         5.10 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, the parties hereto shall: (i) promptly make their respective filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Retirement) and the Exchange Act and the rules and regulations thereunder, and any other applicable Federal or state securities laws; (B) the HSR Act; and
(C) any other applicable Laws; (ii) use all reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits, or authorizations ("Third Party Consents") are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Third Party Consents; and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper, or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties hereto shall take all such necessary action. Each of the parties hereto shall promptly give (or cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement, or the transactions contemplated hereby or thereby to third parties required under applicable Law or by any contract, license, lease, or other agreement to which it or any of its subsidiaries is bound, and use, and cause its subsidiaries to use, all reasonable efforts to obtain any Third Party Consents required under any such contract, license, lease, or other agreement in connection with the consummation of the Merger or the other transactions contemplated by this Agreement. No party hereto shall (i) take any action for the purpose of delaying, impairing, or impeding the receipt of any Third Party Consent, or the making of any required filing or registration; (ii) take any action that could reasonably have the effect of preventing Retirement and ALC from accounting for the Merger as a "pooling of interests;" or (iii) subject to compliance with mandatory disclosure requirements under applicable securities laws, take any action (or fail to take any action) that could reasonably be expected to have an adverse effect on the price of the Retirement Common Stock. Each party hereto shall use all reasonable efforts to overturn or vacate any Law or Order (hereinafter defined) (whether temporary, preliminary, or permanent) enacted, issued, promulgated, enforced, or entered by any Governmental Entity or Federal or state court of comnt jurisdiction that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

         5.11 CERTIFICATION OF SHAREHOLDER VOTE. At or prior to the Closing of the transactions contemplated by this Agreement, ALC and Retirement shall deliver to each other a certificate of their respective Secretary or Assistant Secretary setting forth the number of shares of ALC Common Stock or Retirement Common Stock, as the case may be, voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of ALC Common Stock or Retirement Common Stock voted against adoption of this Agreement and consummation of the Merger.

         5.12 AFFILIATE AGREEMENTS. Not fewer than 45 days prior to the Effective Time, ALC shall deliver to Retirement a list of names and addresses of each person who was, in ALC's reasonable judgment, at the record date for the ALC Meeting, an "affiliate" of ALC within the meaning of Rule 145 promulgated under the Securities Act or applicable Commission accounting releases with respect to "pooling of interests" accounting treatment (each a "Pooling Affiliate"). ALC shall provide Retirement such information and documents as Retirement shall reasonably request for purposes of reviewing such list. ALC shall use all reasonable efforts to deliver or cause to be delivered to Retirement, prior to the Effective Time, an affiliate agreement substantially in the form attached hereto as Exhibit C (each, a "ALC Affiliate Agreement"), executed by each of the Pooling Affiliates of ALC identified in the above-referenced list.

         5.13 LISTING APPLICATION. Retirement shall promptly prepare and submit to the NYSE a listing application covering the shares of Retirement Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Retirement Common Stock, subject to official notice of issuance.

         5.14 SUPPLEMENTAL DISCLOSURE SCHEDULES. Each of Retirement and ALC shall supplement their respective Disclosure Schedules delivered in connection with this Agreement as of the Effective Time to the extent necessary to reflect matters permitted by, or consented to by, the other party under this Agreement. In addition, from time to time prior to the Effective Time, each of Retirement and ALC will promptly deliver to the other party such amended or supplemental Disclosure Schedules as may be necessary to make the Schedules accurate and complete in all material respects as of the Effective Time; provided, however, that no such disclosure shall, if not permitted or consented to, have any effect for the purpose of determining the satisfaction of the conditions set forth in
Article VI of this Agreement.

         5.15 NO ACTION. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Effective Time.

         5.16 CONDUCT OF BUSINESS OF MERGER SUB. Merger Sub shall not conduct any business from the date of this Agreement, other than to consummate the Merger and the transactions contemplated by this Agreement.

         5.17 CORPORATE GOVERNANCE. (a) Prior to the Effective Time, the Board of Directors of Retirement shall take all action necessary to cause William McBride III, Keren Brown Wilson, and Richard C. Ladd to be elected to the Board of Directors of Retirement, to be effective as of the Effective Time.

         (b) It is the intent of Retirement and ALC that the Surviving Corporation shall continue to operate as a separate and distinct business unit and as a wholly-owned subsidiary of Retirement with its principal executive offices located in Portland, Oregon; provided, however, that such manner of operation shall be at the pleasure of the Board of Directors of Retirement.

         5.18 CROSS OPTION AGREEMENT. Simultaneously with the execution of this Agreement, Retirement and ALC shall have executed and delivered the Cross Option Agreement in the form attached hereto as Exhibit B.

         5.19 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken that could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as a tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Retirement nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368 of the Code.

         5.20 COMPLIANCE BY MERGER SUB. Retirement shall take all action necessary to cause Merger Sub to perform its obligations hereunder (including, but not limited to, consummation of the Merger) and to otherwise comply with the terms hereof.

                                   ARTICLE VI.
                              CONDITIONS PRECEDENT

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

         (a) The Registration Statement shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission.

         (b) This Agreement and the Merger contemplated hereby and any other action necessary to consummate the transactions contemplated hereby shall have been approved and adopted by the requisite vote of (i) the holders of the outstanding shares of the ALC Common Stock entitled to vote thereon at the ALC Meeting and (ii) the holders of the outstanding shares of Retirement Common Stock entitled to vote thereon at the Retirement Meeting.

         (c) The amendment to the Retirement Charter increasing the number of authorized shares of Retirement Common Stock from 50,000,000 to 200,000,000 shares shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Retirement Common Stock entitled to vote thereon at the Retirement Meeting.

         (d) No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending.

         (e) The applicable waiting period under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the Merger.

         (f) The shares of Retirement Common Stock issuable to ALC's shareholders in the Merger and the shares of Retirement Common Stock to be issuable upon conversion of the ALC Debentures shall have been authorized for listing on the NYSE, upon official notice of issuance.

         (g) There shall not have been instituted or pending any action or proceeding by or before any Governmental Entity or Federal or state court that would require either party to take any action or do anything in connection with the foregoing that would compel Retirement or ALC, as the case may be, to dispose of all or a material portion of the business or assets of Retirement and the Retirement Subsidiaries, taken as a whole, or of ALC and the ALC Subsidiaries, taken as a whole.

         (h) Retirement and ALC shall each have received a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, in form and substance reasonably satisfactory to them, to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

         (i) ALC shall have received an opinion of Latham & Watkins, dated as of the Effective Time, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) that no gain or loss will be recognized by a shareholder of ALC as a result of the Merger with respect to the shares of ALC Common Stock converted solely into shares of the Retirement Common Stock.

         (j) Retirement shall have received an opinion of Bass, Berry & Sims PLC, dated as of the Effective Time, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by ALC, Retirement, or Merger Sub as a result of the Merger.

         6.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ALC. The obligation of ALC to effect the Merger and the other transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, to the extent permitted by applicable Law:

         (a) Each of Retirement and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

         (b) (i) All of the representations and warranties of Retirement and Merger Sub in this Agreement that are qualified with respect to a Material Adverse Effect on Retirement or materiality shall be true and correct as of the Effective Time and any misrepresentations or breaches of any such representation or warranty shall not, considered collectively, constitute a Material Adverse Effect on Retirement, and (ii) any misrepresentation or breach of any representations or warranties that are not so qualified shall, considered individually or collectively with all other breaches or misrepresentations under this Agreement, shall not constitute a Material Adverse Effect on Retirement or ALC or be materially adverse to the financial condition, results of operations, properties, business, or prospects of the combined company following the Merger; in either case (i) or (ii) above as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

         (c) Each of Retirement and Merger Sub shall have delivered a certificate of its Chief Executive Officer or President and its Chief Financial Officer certifying the fulfillment of the conditions set forth in clauses (a),
(b), and (d) of this Section 6.2 and, as to Retirement and Merger Sub, the conditions set forth in Section 6.1.

         (d) Retirement and Merger Sub shall have obtained all Third Party Consents (applicable to Retirement or any Retirement Subsidiary) contemplated by subsection (ii) of Section 5.10, except for (i) such Third Party Consents that, if not obtained, would not, individually or in the aggregate, reasonably be anticipated to have a Material Adverse Effect on Retirement and (ii) such Third Party Consents that, in accordance with applicable Law, cannot be obtained prior to the Effective Time.

         6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF RETIREMENT AND MERGER SUB. The obligations of Retirement and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, to the extent permitted by applicable law:

         (a) ALC shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

         (b) (i) All of the representations and warranties of ALC in this Agreement that are qualified with respect to a Material Adverse Effect on ALC or materiality shall be true and correct as of the Effective Time and any misrepresentation or breach of warranty relating thereto shall not, considered collectively, constitute a Material Adverse Effect on ALC, and (ii) any misrepresentation or breach of any representations or warranties that are not so qualified shall, considered individually or collectively with all other breaches or misrepresentations under this Agreement, shall not constitute a Material Adverse Effect on Retirement or ALC or be materially adverse to the financial condition, results of operations, properties, business, or prospects of the combined company following the Merger; in either case (i) or (ii) as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

         (c) ALC shall have delivered a certificate of its Chief Executive Officer or President and its Chief Financial Officer certifying the fulfillment of the conditions set forth in clauses (a), (b), and (d) of this Section 6.3 and, as to ALC, of the conditions set forth in Section 6.1.

         (d) ALC shall have obtained all Third Party Consents (applicable to ALC or any ALC Subsidiary) contemplated by subsection (ii) of Section 5.10, except for (i) such Third Party Consents that, if not obtained, would not, individually or in the aggregate, reasonably be anticipated to have a Material Adverse Effect on ALC and (ii) such Third Party Consents that, in accordance with applicable Law, cannot be obtained prior to the Effective Time.

         (e) Merger Sub shall have received letters of resignation addressed to ALC from the members of ALC's board of directors, which resignations shall be effective as of the Effective Time.

         (f) The Employment Agreement entered into by Retirement and Keren Brown Wilson, in the form attached hereto as Exhibit D, shall become effective at the Effective Time and, at and prior to the Effective Time, Ms. Wilson shall not have repudiated or breached the Employment Agreement;

         (g) Retirement shall have received a ALC Affiliate Agreement from each of the Pooling Affiliates of ALC, as provided in Section 5.13.


                                  ARTICLE VII.
                                  TERMINATION

         7.1 TERMINATION. (a)   Termination by Mutual Consent. This Agreement
may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of Retirement or ALC, by the mutual consent of Retirement and ALC.

         (b) Termination by Either ALC or Retirement. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either ALC or Retirement at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of Retirement or ALC, if (i) the Merger shall not have been consummated by May 1, 1999 (provided, however, that this date may be extended to a date not later than June 1, 1999 by written notice of either Retirement or ALC if the Merger shall not have been consummated as a result of an order, writ, judgment, injunction, consent decree, stipulation, determination, or award entered by or with any Governmental Entity); or (ii) the approval of Retirement's shareholders required by Section 6.1(b) shall not have been obtained at the Retirement Meeting or at any adjournment thereof; or (iii) the approval of ALC's shareholders required by
Section 6.1(b) shall not have been obtained at the ALC Meeting or at any adjournment thereof; or (iv) a court of competent jurisdiction or Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement (an "Order") and such Order shall have become final and non-appealable; or (v) the average of the closing sale price of Retirement Common Stock, as reported on the NYSE, for ten consecutive trading days shall be $12.08 or less (subject to adjustment as set forth in Section 2.2(b) hereof); provided, however, that the party seeking to terminate this Agreement pursuant to clause (iv) above must have used all reasonable efforts to remove such Order;

provided further, in the case of a termination pursuant to clause (i) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that proximately caused the occurrence of the failure referred to in said clause.

         (c) Termination by Retirement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Retirement referred to in
Section 6.1(b), by action of the Board of Directors of Retirement if (i) a Superior Retirement Proposal for a Third Party Transaction involving Retirement has been made or received and such Board determines, in the exercise of its good faith judgment (based on the advice of independent legal counsel), that such termination is required for such Board to comply with its fiduciary duties to the Retirement shareholders; (ii) there has been a breach (provided that such breach would have or would be reasonably likely to have a Material Adverse Effect on ALC) of any representation, warranty, covenant, or agreement on the part of ALC set forth in this Agreement, or if any representation or warranty of ALC shall have become untrue (provided that such untruth would have or would be reasonably likely to have a Material Adverse Effect on ALC), in either case such that the conditions in Section 6.3(a) or Section 6.3(b) would not be satisfied (a "Terminating ALC Breach"); provided, however, that if such Terminating ALC Breach is curable by ALC through the exercise of its reasonable efforts and for so long as ALC continues to exercise such reasonable efforts, Retirement may not terminate this Agreement under this Section 7.1(c)(ii); (iii) following the receipt of a proposal of a Third Party Transaction by ALC (including a Superior ALC Proposal), the Board of Directors of ALC shall have altered its determination to recommend that the shareholders of ALC approve this Agreement and the transactions contemplated hereby; or (iv) following the receipt of a proposal for a Third Party Transaction by ALC (including a Superior ALC Proposal), ALC shall have failed to proceed to hold the ALC Meeting of its shareholders prior to May 1, 1999 as contemplated by Section 5.1, provided Retirement gives ALC 24 hours' prior written notice of its election to terminate under this clause (iv).

         (d) Termination by ALC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of ALC referred to in Section 6.1(b), by action of the Board of Directors of ALC if (i) a Superior ALC Proposal for a Third Party Transaction involving ALC has been made or received and such Board determines, in the exercise of its good faith judgment (based on the advice of independent legal counsel), that such termination is required for such Board to comply with its fiduciary duties to the ALC shareholders; (ii) there has been a breach (provided that such breach would have or would be reasonably likely to have a Material Adverse Effect on Retirement) of any representation, warranty, covenant, or agreement on the part of Retirement set forth in this Agreement, or if any representation or warranty of Retirement shall have become untrue (provided that such untruth would have or would be reasonably likely to have a Material Adverse Effect on Retirement), in either case such that the conditions in Section 6.2(a) or Section 6.2(b) would not be satisfied (a "Terminating Retirement Breach"); provided, however, that if such Terminating Retirement Breach is curable by Retirement through the exercise of its reasonable efforts and for so long as Retirement continues to exercise such reasonable efforts, ALC may not terminate this Agreement under this Section 7.1(d)(ii); (iii) following the receipt of a proposal of a Third Party Transaction by Retirement (including a Superior Retirement Proposal), the Board of Directors of Retirement shall have altered its determination to recommend that the shareholders of Retirement approve this Agreement and the transactions contemplated hereby; or (iv) following the receipt of a proposal for a Third Party Transaction by Retirement (including a Superior Retirement Proposal), Retirement shall have failed to proceed to hold the Retirement Meeting of its shareholders prior to May 1, 1999 as contemplated by Section 5.1, provided ALC gives Retirement 24 hours' prior written notice of its election to terminate under this clause (iv).

         7.2 EFFECTS OF TERMINATION. (a) If (A) Retirement terminates this Agreement pursuant to clause (i) of Section 7.1(c); (B) ALC terminates this Agreement pursuant to clause (iii) or (iv) of Section 7.1(d) following receipt by Retirement of a proposal for a Third Party Transaction (including a Superior Retirement Proposal); or (C) either ALC or Retirement terminates this Agreement pursuant to clause (i) or (ii) of Section 7.1(b) and prior to any such termination a proposal for a Third Party Transaction (including a Superior Retirement Proposal) was received by Retirement and such Third Party Transaction (or any revised transaction based upon such proposal for a Third Party Transaction) is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) within one year after such termination, then, within two business days of such termination in the case of clauses (A) and (B) or within two business days of such consummation in the case of clause (C), Retirement (or the successor thereto) shall pay ALC by wire transfer in immediately available funds a fee of $10.0 million; provided, however, that for purposes of this Section 7.2(a), Third Party Transaction shall refer only to those transactions described in Section 5.5(c)(i), (ii), and (iii) of this Agreement.

               (b) If (A) ALC terminates this Agreement pursuant to clause (i) of Section 7.1(d); (B) Retirement terminates this Agreement pursuant to clause
(iii) or (iv) of Section 7.1(c) following receipt by ALC of a proposal for a Third Party Transaction (including a Superior ALC Proposal); or (C) either Retirement or ALC terminates this Agreement pursuant to clause (i) or (iii) of
Section 7.1(b) provided that prior to any such termination a proposal for a Third Party Transaction (including a Superior ALC Proposal) was received by ALC and such Third Party Transaction (or any revised transaction based upon such proposal for a Third Party Transaction) is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) within one year after such termination, then, within two business days of such termination in the case of clauses (A) and (B) or within two business days of such consummation in the case of clause (C), ALC (or the successor thereto) shall pay Retirement by wire transfer in immediately available funds a fee of $10.0 million; provided, however, that for purposes of this Section 7.2(b), Third Party Transaction shall refer only to those transactions described in
Section 5.5(c)(i), (ii), and (iii) of this Agreement.

               (c) Except as provided in this Section 7.2 or Section 8.3 or
Section 8.4, in the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement shall be void, there shall be no liability on the part of the parties or any of their respective officers or directors to the other, and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants, or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreement; provided, however, if either party has received the $10.0 million fee contemplated by Section 7.2(a) or (b), the party receiving such fee shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action (other than pursuant to the Cross Option Agreement) against the party paying such fee or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of a proposal for a Third Party Transaction or the exercise of the right of the party paying such fee to terminate this Agreement under clause (i) of Section 7.1(c) or clause (i) of Section 7.1(d), as the case may be.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

         8.1 AMENDMENT. Subject to the applicable provisions of state law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval of the Merger by a party's shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each ALC Share shall be converted pursuant hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.2 WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto; and (iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by either party of any default with respect to any provision, condition, or requirement hereof shall be deemed to be a waiver of any other provision, condition, or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereunder.

         8.3 SURVIVAL. All representations, warranties, and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Article II and in Sections 5.6, 5.7, 5.8, 5.17, 8.3, and 8.4 will survive the Effective Time indefinitely and those set forth in Sections 5.9, 7.2, and this Article VIII will survive the termination of this Agreement indefinitely.

         8.4 EXPENSES AND FEES. Subject to Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (i) the filing fee in connection with the HSR Act filing; (ii) the filing fee in connection with the filing of the Registration Statement or Proxy Statement with the Commission; and (iii) the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement, shall be shared equally by Retirement and ALC.

         8.5 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by a nationally recognized courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or, if sent by telecopy or facsimile, to the parties at the telecopier numbers specified below:


If to Merger Sub or Retirement:   American Retirement Corporation
                                  111 Westwood Place, Suite 402
                                  Brentwood, TN 37027
                                  Attention: W.E. Sheriff
                                  Telecopier: (615) 221-2272

         With copies to:          Bass, Berry & Sims PLC
                                  2700 First American Center
                                  Nashville, TN 37203-2700
                                  Attention: T. Andrew Smith
                                  Telecopier: (615) 742-2766

If to ALC:                        Assisted Living Concepts, Inc.
                                  9955 SE Washington, Suite 201
                                  Portland, OR 97216
                                  Attention:   William McBride III
                                  Telecopier: (503) 255-8002

         With copies to:          Latham & Watkins
                                  633 W. Fifth Street, Suite 400
                                  Los Angeles, California   90071
                                  Attention: Gary Olson
                                  Telecopier: (213) 891-8763

         8.6 HEADINGS. The headings contained in this Agreement are inserted for convenience only, do not constitute a part of this Agreement, and shall not affect the meaning or interpretation of this Agreement.

         8.7 PUBLIC ANNOUNCEMENTS. ALC and Retirement shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby (other than statements in response to inquiries received with respect to this Agreement or the transactions contemplated hereby) and shall not issue any such press release or make any such public statement (other than statements in response to inquiries received with respect to this Agreement or the transactions contemplated hereby) without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which ALC or Retirement is a party if it has used reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         8.8 CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

         (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

         (b) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

         (c) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, or as trustee or executor, by contract or credit arrangement, or otherwise;

         (d) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Retirement or ALC, as the case may be, has actual knowledge of such matter or, after reasonable diligence, should know of such matter;

         (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, or other entity or group (as defined in Section 13(d) of the Exchange Act); and

         (f) "subsidiary" or "subsidiaries" of Retirement, ALC, or any other person means any corporation, partnership, joint venture, or other legal entity of which Retirement, ALC, or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         8.9  ENTIRE AGREEMENT. This Agreement (together with the
Confidentiality Agreement and the Exhibits) and the Cross Option Agreement constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         8.10 ASSIGNMENT; PARTIES IN INTEREST. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations shall be assigned by any of the parties hereto by operation of law or otherwise. Except as set forth in Section 5.8, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

         8.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         8.12 INVALIDITY; SEVERABILITY. In the event that any provision of this Agreement shall be deemed contrary to law or public policy or invalid or unenforceable in any respect by a court of comnt jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended, and limited solely to the extent necessary to render the same valid and enforceable. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         8.13 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         8.14 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of the Transaction Documents. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

         8.15 GOVERNING LAW. The validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee applicable to contracts to be made and to be performed wholly within such state without reference to the conflict of laws principles thereof, provided, that the laws of the respective states of incorporation of the parties shall govern the respective internal rights and obligations of the parties and the effects of the Merger contemplated hereby.

         IN WITNESS WHEREOF, Retirement, Merger Sub, and ALC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                     AMERICAN RETIREMENT CORPORATION




                                     By: /s/ W. E. Sheriff

                                     Title: Chief Executive Officer



                                     PIONEER MERGER CORPORATION




                                     By: /s/ W. E. Sheriff

                                     Title: Chief Executive Officer


                                     ASSISTED LIVING CONCEPTS, INC.




                                     By: /s/ William McBride III

                                     Title: Chief Executive Officer